UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Airgas, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

We are pleased to invite you to attend Airgas’ Annual Meeting of Stockholders, which will be held at 11:00 a.m., Eastern Time, on August 29, 2011, at the Independence Seaport Museum, 211 S. Columbus Boulevard, Philadelphia, Pennsylvania. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

The accompanying Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting. Your attendance at our Annual Meeting is important, regardless of the number of shares you hold.

Stockholders of record at the close of business on July 1, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote on the Internet, by telephone, or by completing and mailing the enclosed proxy card. Information about each of these voting methods is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of everyone at Airgas, we thank you for your ongoing interest and investment in our company.

Sincerely,

Peter McCausland
President and Chief Executive Officer

THIS PROXY STATEMENT AND PROXY CARD ARE

BEING DISTRIBUTED ON OR ABOUT July 20, 2011.

AIRGAS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

August 29, 2011

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders of Airgas, Inc., a Delaware corporation, will be held on August 29, 2011, at 11:00 a.m., Eastern Time, at the Independence Seaport Museum, 211 S. Columbus Boulevard, Philadelphia, Pennsylvania, for considering and acting upon the following proposals:

1. Election of four directors of the company.

2. Ratification of the selection of KPMG LLP as Airgas’ independent registered public accounting firm for the fiscal year ending March 31, 2012.

3. Advisory vote on Airgas’ executive compensation.

4. Advisory vote on a proposal regarding the frequency of future advisory votes on Airgas’ executive compensation.

5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on July 1, 2011 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Our 2011 Annual Report, which is not part of the proxy solicitation materials, is enclosed.

All stockholders as of the close of business on the record date are cordially invited to attend the Annual Meeting in person, but whether or not you plan to attend, we urge you to review these materials carefully and to vote by Internet, telephone or by submitting your proxy card as promptly as possible.

By Order of the Board of Directors,

Robert H. Young, Jr.
Senior Vice President, General Counsel and Secretary

Radnor, Pennsylvania

July 20, 2011

(i)

(ii)

AIRGAS, INC.

Radnor Court

259 North Radnor-Chester Road, Suite 100

Radnor, Pennsylvania 19087-5283

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies at the direction of the Board of Directors of Airgas, Inc. for use at the Annual Meeting of Stockholders to be held on August 29, 2011.

Stockholders of record at the close of business on July 1, 2011 will be entitled to vote at the Annual Meeting. At the close of business on July 1, 2011, 75,526,876 shares of our $0.01 par value common stock were outstanding and entitled to vote. Stockholders are entitled to one vote for each share of common stock held.

*             *            *

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on August 29, 2011

Each of the Notice of Annual Meeting, this proxy statement and the Annual Report of the Company for the fiscal year ended March 31, 2011 is available at https://www.proxyvote.com.

Rules adopted by the Securities and Exchange Commission, or SEC, allow companies to send stockholders a notice of Internet availability of proxy materials, rather than mail them full sets of proxy materials. This year, we chose to mail full packages of materials to stockholders. However, in the future we may take advantage of the notice and access distribution option. If, in the future, we choose to send such notices, they will contain instructions on how stockholders can access our notice of meeting and proxy statement via the Internet. It will also contain instructions on how stockholders can request to receive their materials electronically or in printed form on a one-time or ongoing basis.

ANNUAL MEETING PROCEDURES

Annual Meeting Admission

Only Airgas stockholders may attend the Annual Meeting. Proof of ownership of Airgas common stock, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, the proxy card mailed to you by your bank or broker or other proof of ownership as of the close of business on July 1, 2011, the record date, to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Voting Procedures

Registered Stockholders

Registered stockholders (stockholders who own our shares in their own names on the books of our transfer agent) may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•	By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call.

•	By Internet. You may submit a proxy electronically on the Internet by following the easy instructions provided on your proxy card.

•	By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope.

•	In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote.

Street-name Stockholders

Street-name stockholders (stockholders who own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By telephone or by Internet, as indicated on your Voting Instruction Form. Please refer to your Voting Instruction Form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the Voting Instruction Form or other information provided by the record holder.

•	By Mail. You may indicate your vote by completing, signing and dating your Voting Instruction Form and returning it in the business reply envelope.

•

In Person with a Proxy from the Record Holder. A street-name stockholder who wishes to vote in person at the Annual Meeting will need to obtain a legal proxy from its bank, broker or other holder of record. Please consult the Voting Instruction Form or other information sent to you by your bank, broker or other holder of record to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Revoking Your Vote

If you are a registered stockholder, you may revoke your vote at any time before your shares are voted at the Annual Meeting by:

•	timely submitting a proxy with new voting instructions using the Internet or telephone voting system;

•	timely delivery of a valid, later-dated executed proxy card;

•	voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy; or

•	timely filing an instrument of revocation received by the Secretary of Airgas, Inc. at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or other holder of record in accordance with that entity’s procedures.

Vote Required for Approval

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. As described in more detail below, abstentions are not counted as shares voted in favor of a proposal but are counted as shares voted and therefore have the effect of a vote against Proposals 2 and 3. Brokers holding shares for beneficial owners must vote their shares according to the specific instructions they receive from the owners. If specific instructions are not received, brokers may vote these shares at their discretion, except if they are precluded from exercising their voting discretion on certain proposals pursuant to the rules of the New York Stock Exchange, or NYSE. In such a case, the broker may not vote on the proposal absent specific voting instructions. This results in what is known as a “broker non-vote.” Brokers generally have discretion to vote on routine matters, such as the ratification of independent registered public accounting firms, but do not have discretion to vote on non-routine matters, such as the election of directors or stockholder proposals.

Following are the votes required to approve each matter to be considered by the stockholders at the Annual Meeting:

Proposal 1. Election of Directors: In the election for directors, every stockholder has the right to vote each share of stock owned by such stockholder on the record date for as many persons as there are directors to be elected. Cumulative voting is not permitted. To be elected, a director-nominee must receive a plurality of the votes cast at the meeting. Only votes cast FOR a nominee will be counted. Shares of common stock of stockholders abstaining from voting but otherwise present at the meeting in person or by proxy, votes withheld and broker non-votes will not be counted as votes cast for such purposes and therefore will have no effect on the results of the election.

Proposal 2. Ratification of Selection of KPMG LLP: The affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required to approve the ratification of our selection of KPMG LLP. Abstentions will have the same effect as a vote against this proposal.

Proposal 3. Advisory Vote on Executive Compensation. The affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting, is required for approval. Abstentions will have the same effect as a vote against this proposal, and broker non-votes, if any, will have no effect on the results.

Proposal 4. Advisory Vote on Frequency of Future Advisory Stockholder Votes on Executive Compensation. You have the option of voting for whether future advisory votes on executive compensation should occur every year, every two years or every three years, or you may abstain from voting. The option receiving the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on future executive compensation preferred by our stockholders. Abstentions and broker non-votes, if any, will have no effect on the results.

Under the NYSE rules, brokers may not vote shares on Proposals 1, 3 or 4 absent instructions from the stockholders. Brokers are not precluded from voting on Proposal 2, and, therefore, there will be no broker non-votes on that proposal.

Proxy Solicitation

The cost of proxy solicitation, including the cost of preparing, assembling, printing, mailing and distributing these proxy materials will be paid by Airgas. Airgas will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other solicitation materials to beneficial owners of Airgas common stock. Some of our directors, officers and other employees may solicit proxies without extra compensation by mail and, if found to be necessary, by telephone and personal interviews. Airgas has also retained Innisfree M&A Incorporated to assist in the solicitation of proxies at an anticipated fee of $8,500.

Householding of Annual Meeting Materials

If you and other residents at your mailing address own shares of our common stock in street name, your broker or bank may have sent you only one copy of our annual report and proxy materials. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our proxy materials to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm and your account number to Airgas, Inc., Investor Relations, 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087, telephone 610-687-5253. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our proxy materials, we will send a copy to you if you address your written request to or call the Secretary of Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087, telephone number 610-687-5253. If you are receiving multiple copies of our proxy materials, you can request householding by contacting the Secretary in the same manner.

GOVERNANCE OF THE COMPANY

Corporate Governance Commitment

Our Board believes strongly that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of our key business strategies and our highest business standards. The Airgas Board strongly supports these key strategies, advising on design and implementation, and seeing that they guide our operations. To accomplish our strategic goals, we have, consistently over many years, developed and followed a program of corporate governance. The Board has adopted a set of Corporate Governance Guidelines that address the make-up and functioning of the Board. Our Governance and Compensation Committee is responsible for reviewing and reassessing the Guidelines on an annual basis and making recommendations to the Board concerning changes to the Guidelines. The Guidelines are published on our website at www.airgas.com and are available in print to any stockholder who requests them from our Secretary.

Board Leadership Structure

In accordance with our Corporate Governance Guidelines, if our Chairman of the Board does not qualify as a non-management director, our Board selects a non-management director to preside over non-management executive sessions of the Board. Mr. van Roden, a non-management director, is currently serving as Chairman of the Board and, accordingly, he presides over non-management executive sessions of the Board. In addition, stockholders and other parties interested in communicating with the Board may communicate with the Chairman of the Board, or, if the Chairman does not qualify as a non-management director, the Presiding Director. See “Executive Sessions and Stockholder Communications with the Board” below, for information on how to submit such communications.

Board Role in Risk Oversight

Our Board of Directors and its various committees play an active role in risk oversight. The Board of Directors, with the assistance of outside counsel, has performed a thorough analysis of the material risks facing Airgas, identified the senior managers responsible for the programs and procedures that have been implemented to address those risks, and identified the committees primarily responsible for the Board-level oversight of those programs and procedures. At its meeting in November 2009, the Board conducted a detailed review of our overall risk management program.

In addition to its annual review of risk management programs and procedures, the Board receives a report at each regularly scheduled meeting from our Chief Executive Officer, who discusses material business developments, including those impacting our risk profile, and from our Chief Operating Officer who reviews our continuing safety initiatives, reports on any material accidents and discusses the results of internal compliance audits and any regulatory agency inspections. On an annual basis, the Director of our safety department provides a full report on safety and regulatory compliance matters.

Prior to any material business acquisition being approved, the Senior Vice President–Corporate Development provides the Board with a written analysis of the proposed transaction, discusses it with the Board and answers any questions the individual directors may have. The Board also receives an annual report from our General Counsel that addresses material litigation and any compliance issues. The Board regularly receives reports on, and discusses, areas of risk overseen by the Audit Committee, the Finance Committee and the Governance and Compensation Committee and on an annual basis has a thorough discussion with management on the topic of profitability opportunities and threats. This discussion includes a broad range of topics such as general economic conditions, product sourcing and information technology.

Our Audit Committee meets regularly with, among others, our Chief Financial Officer, our Controller and our Director of Internal Audit, as well as representatives of our independent registered public accounting firm, and reports a summary of its meetings to the full Board. The Audit Committee’s responsibilities include assuring that proper policies and procedures are in place to address risks associated with financial reporting, internal control over financial reporting, SEC and other regulatory compliance and taxes. Our Associate General Counsel discusses any open environmental issues with the committee on a quarterly basis, and, on an annual basis, our General Counsel describes material pending litigation and provides a detailed analysis of Airgas’ compliance with applicable laws and regulations.

Risks associated with compensation practices are analyzed by our Senior Vice President-Human Resources, who in turn discusses the results of his analysis with the Governance and Compensation Committee. Additionally, the Governance and Compensation Committee and the Audit Committee monitor risks associated with Airgas’ succession planning.

The Finance Committee is charged with reviewing, approving and monitoring risks related to, insurance programs, capital structure, liquidity, financing plans, hedging transactions and currency matters. The committee regularly meets with our Chief Financial Officer and our Treasurer and reports on the results of its activities to the full Board.

Reflecting our founder’s training as an attorney, Airgas has always had a conservative approach to risk and places its greatest emphasis on the safety of its associates and returning long-term, sustainable value to its stockholders. Our directors, all of whom are independent with the exception of our Chief Executive Officer, share senior management’s conservative approach to risk and are actively involved in assuring that Airgas’ policies and procedures satisfy the goal of identifying, understanding, reporting on and mitigating risk while not stifling innovation and the entrepreneurial spirit that have contributed to Airgas’ success. The Airgas Board is proud of the fact that Airgas has never had to restate its earnings.

Board Independence and Expertise

Board and Committee Independence

The Board of Directors is composed of nine independent outside directors and the Chief Executive Officer, who we sometimes refer to in this proxy statement as the CEO. The committees of the Board are also entirely composed of independent outside directors, with the exception of the Executive Committee, of which the Chief Executive Officer is a member.

The Board of Directors has determined that the following directors, comprising all of the directors other than the Chief Executive Officer, are “independent” under the listing standards of the NYSE: John P. Clancey; James W. Hovey; Robert L. Lumpkins; Ted B. Miller, Jr.; Paula A. Sneed; David M. Stout; Lee M. Thomas; John C. van Roden, Jr.; and Ellen C. Wolf. In order to assist the Board in making this determination, the Board has adopted “Director Independence Standards,” which are attached to this proxy statement as Appendix A. These standards identify material relationships that a director may have with Airgas that might interfere with the director’s ability to exercise independent judgment. Each of the directors identified above meets the standards set forth in the Director Independence Standards.

In the course of determining the independence of each outside director, the Board considered all transactions, relationships and arrangements, as required by our Director Independence Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated for:

•

director Lumpkins, the amount of annual sales to, and purchases from, Airgas of goods and services by The Mosaic Company, Inc., the company where he serves as Chairman of the Board of Directors, and Ecolab, Inc., the company where he serves as a director, and determined that neither the amount of sales to, nor purchases from, Airgas by Mosaic or Ecolab in the past fiscal year was greater than 2% of such company’s respective consolidated gross revenues;

•

director Sneed, the amount of annual sales to, and purchases from, Airgas of goods and services by TE Connectivity Ltd., the company where she serves as a director, and determined that neither the amount of sales to, nor purchases from, Airgas by TE Connectivity Ltd. in any of the past three fiscal years was greater than 2% of TE Connectivity’s consolidated gross revenues;

•

director Stout, the amount of annual sales to, and purchases from, Airgas of goods and services by Jabil Circuit, Inc. and Shire Plc, the companies where he serves as a director, and determined that neither the amount of sales to, nor purchases from, Airgas by either Jabil or Shire in either of the past two fiscal years was greater than 2% of such company’s respective consolidated gross revenues;

•

director Thomas, the amount of annual sales to, and purchases from, Airgas of goods and services by Rayonier, Inc., the company where he serves as chairman and chief executive officer, and Regal Entertainment Group, where he serves as a director, and determined that neither the amount of sales to, nor purchases from, Airgas by either Rayonier or Regal Entertainment in any of the past three fiscal years was greater than 2% of such company’s respective consolidated gross revenues;

•

director van Roden, the amount of annual sales to, and purchases from, Airgas of goods and services by each of H.B. Fuller Company, Horsehead Holding Corp. and Penn Virginia Resource Partners, L.P., the companies where he serves as a director, and P.H. Glatfelter Company, the company where he serves as a consultant, and determined that neither the amount of sales to, nor purchases from, Airgas by any of H.B. Fuller, Horsehead, Penn Virginia or P.H. Glatfelter in any of the past three fiscal years was greater than 2% of such company’s respective consolidated gross revenues; and

•

director Wolf, the amount of annual sales to, and purchases from, Airgas of goods and services by American Water Works Company, Inc., the company where she serves as senior vice president and chief financial officer, and determined that neither the amount of sales to, nor purchases from, Airgas by American Water in any of the past three fiscal years was greater than 2% of American Water’s consolidated gross revenues.

Board Membership Criteria

To fulfill its responsibility to screen, select and recommend to the full Board nominees for election as directors, the Governance and Compensation Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. Airgas believes that our directors should possess the highest personal and professional ethics, integrity and values, and possess a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. The evaluation of director nominees by the Committee also takes into account diversity of age and background.

Below we identify and describe the key experience, qualifications and skills our directors bring to the Board that are important in light of our strategy and operations. The directors’ experiences, qualifications and skills that the Committee and the Board considered in their re-nomination are included in their individual biographies.

We believe that directors with experience in significant leadership positions, especially CEO and CFO positions, generally possess strong leadership qualities. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Through their service as top leaders at other organizations, they also have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance and leadership development. Our directors also have experience serving on boards of directors and committees of other public companies.

Our Board and Governance and Compensation Committee also believe that each of our nominees and current directors has other attributes that are important to an effective board: integrity and high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and a demonstrated commitment to devote significant time and energy to service on the Board and its committees.

Airgas does not have a formal policy with regard to diversity in identifying director nominees, but the Governance and Compensation Committee and the Board strive to nominate directors with a variety of complementary skills and attributes so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The current composition of the Board reflects the Governance and Compensation Committee’s and Board’s success in accomplishing this goal.

Audit Committee and Governance and Compensation Committee Independence

The Board of Directors, in its business judgment, has determined that each of the members of the Audit Committee meets the independence requirements of the SEC and the NYSE. The Audit Committee regularly holds separate executive sessions with (1) Airgas’ independent registered public accounting firm, without management present, (2) our Chief Financial Officer and (3) our Director of Internal Audit. The Board has also determined that each of the members of the Governance and Compensation Committee satisfies the independence requirements of the NYSE.

Director Nomination Process

The Governance and Compensation Committee reviews possible candidates for the Board of Directors and recommends the nominees for director to the Board of Directors for approval. The Board of Directors has adopted criteria for the selection of nominees to the Board, which are generally included in our Corporate Governance Guidelines, and are described above. These criteria describe specific traits, abilities and experience that the Governance and Compensation Committee and the Board look for in selecting candidates for election to the Board. The Governance and Compensation Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. These suggestions, together with a complete description of the nominee’s qualifications, experience and background, and a statement signed by the nominee in which he or she consents to such nomination and which includes the name of the stockholder making the suggestion and evidence of that person’s ownership of Airgas stock, including the number of shares held and the length of time of ownership, should be submitted to the Secretary of Airgas at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283 not less than 120 days prior to the anniversary date of the most recent annual meeting of stockholders, or if the meeting has been changed by more than 30 days from the date of the previous year’s meeting, not less than 60 days before the date of the meeting. Possible candidates who have been suggested by stockholders are evaluated by the Governance and Compensation Committee in the same manner as are other possible candidates.

In addition to making suggestions to the Governance and Compensation Committee for the selection of nominees as described above, under our By-Laws, stockholders are also entitled to nominate persons for election as directors if, among other things, written notice has been given, in the case of an annual meeting, not earlier than 120 days and not later than 90 days prior to the anniversary of the preceding year’s annual meeting. The notice must set forth information about the proposed nominee and the consent of the nominee, among other things.

Charters and Code of Ethics and Business Conduct

In addition to the Corporate Governance Guidelines, we maintain the following to support our corporate governance policies:

Charters for Board Committees

The Governance and Compensation Committee and the Audit Committee use charters adopted by the Board that set forth the authority and responsibilities of the committees under the corporate governance rules of the SEC and the NYSE.

Code of Ethics and Business Conduct

Airgas’ Code of Ethics and Business Conduct ensures that our business is conducted in a consistently legal and ethical manner. Our General Counsel oversees compliance with the Code of Ethics and Business Conduct. Airgas’ Code of Ethics and Business Conduct is available on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary. All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to comply with the Code of Ethics and Business Conduct. The Code of Ethics and Business Conduct covers all areas of professional conduct, including compliance with laws, conflicts of interest, confidentiality, corporate opportunities, use of company assets and reporting illegal or unethical behavior. The Code of Ethics and Business Conduct describes our procedures to receive, retain and address complaints regarding accounting, internal controls and auditing matters, and other illegal or unethical behavior.

Directors are Stockholders

Meaningful Director Stock Ownership

Board members are expected to develop a meaningful ownership position in Airgas stock. For more information on director stock ownership requirements, please see “Compensation of Directors” beginning on page 20 of this proxy statement. Board members receive stock options each year as a significant component of their overall compensation.

Direct Access to Management and Independent Advisors

Airgas provides directors with complete access to management. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand, irrespective of seniority, which allows dialogue to develop between directors and management. The Board and each of the Audit Committee and the Governance and Compensation Committee have the right to consult with and retain independent legal and other advisors at Airgas’ expense.

Ensuring Management Accountability

Performance-Based Compensation

We have linked the pay of associates in management and executive level positions to company performance. As described in greater detail under “Compensation Discussion and Analysis” included in this proxy statement, the Governance and Compensation Committee adheres to this pay for performance philosophy, and stock-based incentives constitute a significant component of senior management’s overall compensation.

CEO Evaluation Process

The non-management members of the Board conduct an annual evaluation of the CEO’s performance and compensation. The CEO is evaluated against goals set each year, including both objective measures and subjective criteria consistent with, and in furtherance of, Airgas’ strategic goals and initiatives. As part of the overall evaluation process, the Board meets informally with the CEO to give and seek feedback on a regular basis. The non-management members of the Board meet in executive sessions to review the CEO’s performance.

Functioning of the Board

Directorship Limits

To devote sufficient time to properly discharge their duties, no director may serve on more than three other boards of directors of public companies. Recognizing the value of continuity of directors who have experience with Airgas, there are no limits on the number of terms for which a director may hold office. Directors are required to resign from the Board by the date of the annual meeting of stockholders in the year in which the director has his or her seventieth birthday.

Attendance at Board and Stockholder Meetings

Directors are expected to attend all meetings of the Board and committees on which they serve and annual stockholder meetings. Each director attended at least 80 percent of the meetings of the Board and the committees on which he or she served during the 2011 fiscal year. All of the then current directors attended the last Annual Meeting.

Executive Sessions and Stockholder Communications with the Board

The Board holds at least two executive sessions each year where non-management directors meet without management participation. In the event that one or more of the non-management directors were not to qualify as independent directors, the Board would also hold at least one meeting each year of the independent directors. Interested persons may communicate directly and confidentially with the non-management directors by writing to the Presiding Director (to the Chairman of the Board, if the Chairman qualifies as a non-management director), Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087-5283.

Assessing the Board’s Performance

Board Evaluation Process

The Board of Directors conducts an annual evaluation of itself and its committees. The directors first evaluate overall Board performance against certain criteria that the Board has determined are important to its success. These include financial oversight, succession planning, compensation, corporate governance, strategic planning and Board structure and role. The Board then reviews the results of the evaluation and discusses what, if any, action should be taken to improve its performance.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our By-Laws provide that our Board of Directors designates the number of directors constituting the Board of Directors, and that there should be at least seven and no more than thirteen members. Currently, that number has been fixed by the Board of Directors at ten. The Board of Directors consists of three classes, with directors of one class elected each year, for terms extending to the annual meeting of stockholders held in the third year following the year of their election.

Four directors are to be elected to hold office until the 2014 Annual Meeting. The proxy holders will cast votes on the proxy cards received by them, unless otherwise specified, FOR the election of Mr. McCausland, Mr. Thomas, Mr. van Roden and Ms. Wolf.

The names and biographical summaries of the four persons who have been nominated to stand for election at the 2011 Annual Meeting and the remaining directors whose terms are continuing until the 2012 and 2013 Annual Meetings appear below. Peter McCausland, Lee M. Thomas, John C. van Roden, Jr. and Ellen C. Wolf have been nominated to serve as directors for terms expiring at the 2014 Annual Meeting. James W. Hovey, Paula A. Sneed and David M. Stout were elected by the stockholders at the 2009 Annual Meeting and their terms continue until the 2012 Annual Meeting. John P. Clancey, Robert L. Lumpkins and Ted B. Miller, Jr. were elected by the stockholders at the 2010 Annual Meeting and their terms continue until the 2013 Annual Meeting.

All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee recommended by the Governance and Compensation Committee to the Board of Directors and selected by the Board.

The Board of Directors unanimously recommends that you vote FOR the election of Mr. McCausland, Mr. Thomas, Mr. van Roden and Ms. Wolf.

Set forth below is certain information regarding the four nominees for election at the Annual Meeting and the remaining six directors whose terms are continuing.

Nominees for Election for Terms Expiring at the 2014 Annual Meeting:

Peter McCausland	Mr. McCausland, age 61, has been an Airgas director from June 1986 until September 15, 2010 and from September 23, 2010 to the present and served as Chairman of the Board from 1987 to September 15, 2010. Mr. McCausland has also served as the Chief Executive Officer of Airgas since May 1987 and President of Airgas from June 1986 to August 1988, from April 1993 to November 1995, from April 1997 to January 1999 and from January 2005 to the present. Mr. McCausland serves as a director of the Fox Chase Cancer Center, the Independence Seaport Museum and The Philadelphia Orchestra. Mr. McCausland also serves on the Board of Visitors of the Boston University School of Law and the College of Arts and Sciences of the University of South Carolina.

Mr. McCausland brings to the Board leadership, extensive business, operating and policy experience, and tremendous knowledge of our company and the industrial gas industry. In addition, Mr. McCausland brings his strategic vision for Airgas to the Board. His service as a director and the CEO of Airgas since 1987 has contributed to the effectiveness of the Board and creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business. Furthermore, Mr. McCausland provides Airgas with effective leadership.

Airgas believes that if Mr. McCausland is elected as a director, he will be eligible to serve as Chairman of the Board.

Lee M. Thomas	Mr. Thomas, age 67, has been Chief Executive Officer of Rayonier, Inc. since March 2007 and Chairman of the Board of Rayonier since July 2007. He also served as President of Rayonier from March 2007 until October 2010. Previously, he served as President of Georgia-Pacific Corporation, beginning in September 2002, and as President and Chief Operating Officer, beginning in March 2003, until his retirement in December 2005. Mr. Thomas held these and other senior executive positions within Georgia-Pacific Corporation since 1993. Prior to that, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas is a director of Regal Entertainment Group. Mr. Thomas has served as an Airgas director since 1998.

Mr. Thomas brings to our Board an extensive knowledge of the environmental regulatory process from his senior positions in industry and government. His tenure at Rayonier and Georgia-Pacific and as Administrator of the U.S. Environmental Protection Agency and Deputy Director of the Federal Emergency Management Agency provide valuable business, leadership and management experience, including expertise on governmental relations in environmental regulatory areas.

John C. van Roden, Jr.	Mr. van Roden, age 62, was appointed Chairman of the Board of Airgas in September 2010. He served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a diversified global manufacturer of specialty papers and engineered products, from 2003 to 2006, and currently serves as a consultant to Glatfelter on strategic issues. Prior to that, he served as Senior Vice President and Chief Financial Officer for Conectiv from 1998 to 2003, and as the Senior Vice President and Chief Financial Officer of Lukens Inc. from 1982 to 1998. Mr. van Roden also serves on the boards of H.B. Fuller Company, Horsehead Holding Corp. and Penn Virginia Resource Partners, L.P. Mr. van Roden has served as an Airgas director since October 2006.

Mr. van Roden brings to the Board over 20 years of experience in strategic and financial management from his senior leadership positions at P.H. Glatfelter, Conectiv and Lukens, where he served in significant financial leadership positions. From his extensive experience as a financial executive , Mr. van Roden provides leadership in the financial area and serves as the Chairman of our Audit Committee and as an audit committee financial expert.

Ellen C. Wolf	Ms. Wolf, age 57, has been Senior Vice President and Chief Financial Officer of American Water Works Company, Inc., the largest investor-owned U.S. water and wastewater company, since 2006. Previously, she served as Senior Vice President and CFO of USEC, Inc. beginning in December 2003 and as Vice President and CFO of American Water from 1999 to 2003. Prior to that, Ms. Wolf held various positions with increasing responsibility in corporate accounting, finance and business development since beginning her career in 1979. She also serves on the board of the Philadelphia Zoo. Ms. Wolf has been an Airgas director since 2008.

Ms. Wolf brings to the Board her strong financial, corporate accounting, business development and leadership experience through her corporate senior executive positions and her service on the audit committee of another public company. Ms. Wolf’s financial expertise provides her with a deep understanding of our financial statements, corporate finance matters and accounting issues, and enables her to serve on our Audit Committee as an audit committee financial expert.

The Airgas Board recommends that you vote “FOR” the election to the Board of each of the foregoing nominees.

Directors Serving for Terms Expiring at the 2012 Annual Meeting

James W. Hovey	Mr. Hovey, age 65, is President of The Fox Companies, a diversified real estate development firm, which he joined in 1972, where he has been responsible for the development of numerous housing units and office buildings, and of a sports arena. Mr. Hovey also serves as a member of the Board of Trustees of Eisenhower Fellowships, Inc. and a director of the Philadelphia Orchestra. Mr. Hovey has been an Airgas director since 1999.

Mr. Hovey brings senior-level management experience to the Board through his 39-year career as an executive of a real estate development firm. Mr. Hovey’s experience enables him to provide insight and guidance on real estate matters facing us. Mr. Hovey also brings to the Board his leadership skills from his extensive non-profit experience.

Paula A. Sneed

Ms. Sneed, age 63, is the Chairman and CEO of Phelps Prescott Group, LLC, a strategy and management consulting firm. She served as Executive Vice President of Global Marketing Resources and Initiatives for Kraft Foods, Inc. from June 2005 until her retirement in December 2006. She was responsible for leading Kraft’s approximately 700-person Global Marketing Services organization (advertising, media, promotions, marketing research, packaging, digital and interactive marketing, CRM and other marketing disciplines) serving more than 100 major food brands. Ms. Sneed joined General Foods Corporation (which later merged with Kraft Foods, Inc.) in 1977, and served in various executive positions since 1986. She also serves as a trustee of Simmons College and Teach for America and is a member of the Visiting Committee of the Harvard Business School. Ms. Sneed is also a member of the board of directors of The Charles Schwab Corporation and TE Connectivity Ltd. Ms. Sneed has been an Airgas director since 1999.

Ms. Sneed has a broad range of leadership experience in general management and functional management roles from her tenure at General Foods and Kraft Foods, where, among other things, she led several business divisions and company-wide functions. Ms. Sneed brings valuable marketing and global management skills and extensive leadership experience to the Board. She also provides our Board with useful insights on best governance practices from her service on other public company boards of directors and on audit, finance and compensation committees of profit and non-profit organizations.

David M. Stout	Mr. Stout, age 57, is retired. Prior to his retirement, he served as President, Pharmaceuticals, GlaxoSmithKline, with responsibility for global pharmaceutical operations, from January 2003 to February 2008. Prior to that, he served as President, U.S. Pharmaceuticals from 1999 to January 2003. He served as Senior Vice President and Director, Sales and Marketing-U.S., for SmithKline Beecham from October 1996 until 1998. Mr. Stout was President of Schering Laboratories, a division of Schering-Plough Corporation, from 1994 until 1996. He held various executive and sales and marketing positions with Schering-Plough from 1979, when he joined the company, until 1994. Mr. Stout is also a member of the board of directors of NanoBio Corporation, a privately-held company, Allos Therapeutics, Inc., Jabil Circuit, Inc. and Shire plc. Mr. Stout has been an Airgas director since 1999.

With over 18 years of senior management experience in the pharmaceutical industry, Mr. Stout brings to our Board valuable business, manufacturing, research and development, and global operations experience. In his roles, Mr. Stout gained valuable experience dealing with governments and the complexities related to operating in a regulated industry, distributors and suppliers. His service on boards of directors and committees of other public companies has given him valuable insight on best practices in the corporate governance and compensation areas.

Directors Serving for Terms Expiring at the 2013 Annual Meeting

John P. Clancey

John P. Clancey, age 66, served as Chairman of Maersk Inc. and Maersk Line Limited, a division of the A.P. Moller-Maersk Group, from 1999 to January 2010. Maersk is one of the world’s largest shipping companies. Since January 2010, Mr. Clancey has been a Principal and founder of Hospitality Logistics, International, a furniture, fixtures and equipment logistics services provider serving customers in the hotel industry. Since July 2010, Mr. Clancey has been Chairman and a member of the Board of Directors of Livingston International Inc., a major international customs house and freight forwarding company, and an advisor to Sterling Partners, a private equity firm and since January 1, 2011, he has served on the Infrastructure Advisory Committee of Brookfield Asset Management, a global asset management company. Mr. Clancey has been an Airgas director since 2010.

Mr. Clancey brings to our Board more than 22 years of experience as both chief executive officer and chairman of international businesses, and 16 years of experience serving on the boards of large public companies in a range of industries. Mr. Clancey’s board experience includes his service as a member of the board of directors of UST Inc. from 1997 to 2009, and as a member of the board of directors of Foster Wheeler AG from 2000 to 2005. In addition, Mr. Clancey served as a member of the board of directors of AT&T Capital from 1993 to 1998, until the company was sold to Nomura Securities.

Robert L. Lumpkins	Mr. Lumpkins, age 67, has served as Chairman of the Board of Directors of The Mosaic Company, a producer and marketer of crop and animal nutrition products and services, since the creation of the company in October 2004. He has also been a member of the board of directors of Ecolab, Inc., a cleaning and sanitation products and services provider, since 1999, and was Chairman of the Board of Directors of Black River Asset Management LLC, a privately-owned fixed income-oriented asset management company, from 2006 until June 2010. Mr. Lumpkins has been an Airgas director since 2010.

Mr. Lumpkins brings to the Board his more than 40 years of operational, management, financial and governance experience from a variety of positions in major international corporations and from service on public company boards in a wide range of industries. In his roles at Cargill Inc., a commodity trading and processing company, including as Vice Chairman from 1995 until his retirement in 2006 and in various financial and management positions, including Chief Financial Officer, from the time he joined Cargill in 1968, Mr. Lumpkins’ gained broad financial expertise, providing him with a deep understanding of financial matters, which enables him to serve on our Audit Committee and as an audit committee financial expert.

Ted B. Miller, Jr.	Mr. Miller, age 59, has been the President of 4M Investments, LLC, an international private investment company, since 2001. He is also the founder, Chairman and majority shareholder of Intercomp Technologies, LLC, dba Intercomp Global Services, a privately-held business process outsourcing company founded in 1994; and founder, Chairman and majority shareholder of Visual Intelligence, a privately held imaging technologies company founded in 2001. Mr. Miller has been an Airgas director since 2010.

Mr. Miller brings to our Board extensive executive, financial and governance experience as a significant shareholder, executive officer and director of both start-up companies and large public companies. His extensive business and leadership experience includes his positions as the founder, Chairman and majority shareholder, from 2003 to 2011, of M7 Aerospace, LP, a privately held aerospace service, manufacturing and technology company, which was sold to Elbit Systems of America (NASDAQ:ESLT) in December 2010, and his positions, from 1996 to 2002, as the Chairman and Chief Executive Officer of Crown Castle International Corp. (NYSE:CCI), a global wireless communications infrastructure company he founded in 1995. In addition, Mr. Miller served as a member of the board of directors of Affiliated Computer Services, Inc., a global business process outsourcing company employing over 70,000 employees, from November 2008 until the acquisition of the company by Xerox Corporation (NYSE:XRX) in February 2010.

Board of Directors and Committees

The Board of Directors held 15 meetings during the fiscal year ended March 31, 2011. The number of Board meetings held in 2011 exceeded the number of such meetings held in a typical year due to the unsolicited hostile takeover attempt. Each director attended at least 80% of the Board and committee meetings that he or she was scheduled to attend during the 2011 fiscal year.

The standing committees of the Board of Directors are an Executive Committee, a Governance and Compensation Committee, an Audit Committee and a Finance Committee. During the fiscal year ended March 31, 2011, the Executive Committee held one meeting, the Governance and Compensation Committee held six meetings, the Audit Committee held eight meetings and the Finance Committee held five meetings.

Executive Committee

The members of the Executive Committee are Peter McCausland, David M. Stout, Lee M. Thomas and John C. van Roden, Jr. As authorized by Delaware law and our By-Laws, the Executive Committee may exercise all of the powers of our Board of Directors when the Board is not in session, except that it may not elect directors or appoint officers, amend the By-Laws, declare dividends, appoint members of the Executive Committee, approve the acquisition of substantially all the assets or capital stock of a corporation or business entity that has annual sales in excess of 20% of the annual sales of Airgas or take any other action that may only be taken by the Board of Directors.

Governance and Compensation Committee

The members of the Governance and Compensation Committee are James W. Hovey, Paula A. Sneed, David M. Stout and Lee M. Thomas. Each member of the Committee is independent from Airgas and its management. The Committee’s primary responsibilities under the terms of its charter include:

•	establishing qualifications for Board membership;

•	interviewing and recommending candidates to fill new positions on the Board;

•	reviewing candidates recommended by stockholders for positions on the Board;

•

developing and recommending to our Board of Directors a Code of Ethics and Business Conduct and considering requests for waivers from the Code of Ethics and Business Conduct for Board members and senior executives;

•	recommending assignment of Board members to committees;

•	reviewing policies for Board compensation;

•	reviewing and recommending changes to Board policies and procedures as they affect the organization and activities of the Board and its committees;

•	making reports for consideration by the Board;

•	considering matters of corporate governance, and reviewing, annually, the Corporate Governance Guidelines;

•	reviewing succession plans for senior executive officers;

•	conducting an annual evaluation of its performance and its charter;

•	reviewing and approving corporate goals and objectives and evaluating, annually, the performance of the CEO and other officers in light of such goals and objectives;

•	determining the compensation of the CEO based upon the evaluation of the performance of the CEO;

•	approving senior executive compensation;

•	reviewing and making recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans;

•	administering, and approving and ratifying awards to senior executives under, our stock option and incentive compensation plans;

•

reviewing and discussing the Compensation Discussion and Analysis section, also referred to in this proxy statement as the CD&A, of the annual proxy statement and, based on such review and discussion, recommending that the CD&A be included in the proxy statement; and

•	preparing the Compensation Committee Report for the annual proxy statement.

The Committee may, in its sole discretion, engage director search firms or compensation consultants. The Committee also may consult with outside advisors to assist it in carrying out its duties.

The Report of the Governance and Compensation Committee for the 2011 fiscal year appears on page 37 of this proxy statement. A copy of the Governance and Compensation Committee Charter can be found on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary.

Audit Committee

The members of the Audit Committee are Robert L. Lumpkins, Paula A. Sneed, John C. van Roden, Jr. and Ellen C. Wolf. Each member of the Committee is independent from Airgas and its management. In addition, the Board of Directors has determined that Mr. van Roden, Ms. Wolf and Mr. Lumpkins are each an “audit committee financial expert.” The Committee acts pursuant to a written charter adopted by the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding accounting and reporting practices, internal controls and compliance with laws and regulations. The Committee’s responsibilities under the terms of its charter include:

•	meeting at least quarterly with management, our chief internal auditor and our independent registered public accounting firm in separate executive sessions;

•

assessing the integrity of Airgas’ financial reporting process and system of internal controls through discussions with management, the internal auditors and the independent registered public accounting firm;

•	selecting, appointing and recommending for ratification by our stockholders, an accounting firm to serve as Airgas’ independent registered public accounting firm;

•	setting the fees to be paid to the independent registered public accounting firm and pre-approving all audit services to be provided by the independent registered public accounting firm;

•	establishing policies and procedures for the engagement of the independent registered public accounting firm to provide permitted non-audit services and pre-approve the performance of such services;

•	assessing the performance (effectiveness, objectivity and independence) of the independent registered public accounting firm;

•

reviewing an annual report from the independent registered public accounting firm describing its internal quality control procedures and any material issues raised by the most recent internal or peer review of the independent registered public accounting firm;

•	reviewing with management and the independent registered public accounting firm the adequacy and effectiveness of the internal audit function;

•	providing an avenue of communication among the independent registered public accounting firm, internal auditors, management and the Board of Directors;

•

reviewing with management and the independent registered public accounting firm Airgas’ annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	reviewing our earnings releases;

•	discussing with management and the independent registered public accounting firm major issues regarding accounting principles and financial statement presentations;

•	establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding Airgas’ accounting, internal controls and auditing matters;

•	retaining independent counsel and other advisors as necessary to fulfill its responsibilities;

•	conducting an annual evaluation of its performance and its charter;

•	recommending to the Board of Directors that the audited consolidated financial statements be included in Airgas’ Form 10-K and Annual Report to Stockholders; and

•	preparing the Report of the Audit Committee for the annual proxy statement.

The Report of the Audit Committee for the 2011 fiscal year appears on page 54 of this proxy statement. A copy of the Audit Committee Charter can be found on our website at www.airgas.com and is available in print to any stockholder who requests it from our Secretary.

Finance Committee

The members of the Finance Committee are John P. Clancey, James W. Hovey, Ted B. Miller, Jr., David M. Stout and John C. van Roden, Jr. The purpose of the Committee is to review, advise and make recommendations on Airgas’ financial affairs, policies and programs. The Committee meets periodically, but not less than three times per year, to review Airgas’ financial matters, including Airgas’:

•	capital structure;

•	policies regarding dividends, stock splits and stock repurchases;

•	current and projected capital requirements and the issuance of debt and equity securities;

•	credit agreements and major changes to them and borrowings and financings of every nature;

•	insurance programs and practices for managing insurable risks;

•	programs and practices for managing interest rate, foreign exchange and commodities price risk;

•	benefit plan trust investment policies, administration and performance;

•	standing with credit rating agencies and the decisions and contingencies that might affect its credit rating; and

•	relationships with, and approach to managing its relationships with, public and private lenders.

COMPENSATION OF DIRECTORS

Only directors who are not employees of Airgas receive compensation for their services as directors. Our compensation package for non-employee directors for the 2011 fiscal year was composed of cash, which consisted of an annual retainer of $25,000, plus a fee of $1,500 for each Board or committee meeting attended during the 2011 fiscal year, and stock option grants under the Airgas, Inc. Amended and Restated 2006 Equity Incentive Plan, referred to in this proxy statement as the 2006 Equity Plan. The cash component of the directors’ compensation is set by the Board following review and recommendation by the Governance and Compensation Committee. We also reimburse our non-employee directors for their out-of-pocket expenses incurred in connection with attendance at Board, committee and stockholder meetings, and other company business. Non-employee directors are eligible to participate in the 2006 Equity Plan and the Airgas, Inc. Deferred Compensation Plan II, referred to in this proxy statement as the Deferred Compensation Plan II, and some of our directors have participated in the Airgas, Inc. Deferred Compensation Plan I, referred to in the proxy statement as the Deferred Compensation Plan I, and more fully described under the heading “Retirement and Other Plans and Programs” found on page 33 of this proxy statement.

In order to closely align the interests of directors with those of our stockholders, a majority of the directors’ compensation is in the form of stock options. The number of shares under each option granted is determined annually by the Board following review and recommendation by the Governance and Compensation Committee. The exercise price of each option is equal to the closing price of our common stock on the date of grant and each option is exercisable immediately. Options granted to non-employee directors during the 2007 to 2011 fiscal years expire after eight years and options granted to non-employee directors in prior fiscal years expire after 10 years. On September 23, 2010, each non-employee Board member serving on the Board as of that date was granted options to acquire 5,500 shares of our common stock with an exercise price of $67.63 per share.

The non-employee Chairman of the Board receives an additional $25,000 annual retainer. The Chairman of the Audit Committee receives an additional $5,000 annual retainer and the Chairmen of the Governance and Compensation Committee and the Finance Committee receive an additional $3,000 annual retainer.

Each year, non-employee directors may elect to defer, under the Deferred Compensation Plan II, all or a portion of his or her director’s fees. The amount deferred is credited to an account that tracks valuation funds selected by the participant from a family of funds under the plan, one of which tracks Airgas common stock. Each participating director elects when the balance will be paid within the alternatives offered under the plan, and the unpaid account balance accrues interest based on earnings in the selected valuation funds. In addition, one of our current directors maintains a balance in the Deferred Compensation Plan I.

We believe that directors should be stockholders and should have a financial stake in the company. Non-employee directors are expected to maintain at least 25,000 shares of Airgas common stock (which may include up to 22,500 shares under options) or shares having a value equal to five times the director’s annual Board retainer (which may include in-the-money options). Compliance with these guidelines is expected by the later of the director’s fifth anniversary on the Board or November 11, 2013. Six non-employee directors satisfy these ownership requirements at the present time.

Director Compensation Table

The following table shows the compensation earned by each non-employee director in the 2011 fiscal year.

Director	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
John P. Clancey	28,542	128,847	-0-	157,389

James W. Hovey	64,875	128,847	-0-	193,722

Robert L. Lumpkins	30,042	128,847	-0-	158,889

Ted B. Miller, Jr.	27,042	128,847	-0-	155,889

Paula A. Sneed	67,000	128,847	-0-	195,847

David M. Stout	64,000	128,847	-0-	192,847

Lee M. Thomas	56,500	128,847	-0-	185,347

John C. van Roden, Jr.	77,000	128,847	-0-	205,847

Ellen C. Wolf	53,500	128,847	-0-	182,347

(1)	Consists of the aggregate amount of all fees earned or paid in cash for services as a director, consisting of annual Board and committee chair retainers and Board and committee meeting fees earned by non-employee directors, as described above. During the 2011 fiscal year, each of Mr. Clancey and Mr. Stout chose to defer a portion of his cash compensation as a director under the Deferred Compensation Plan II.
(2)	The amounts shown reflect the grant date fair value of stock options granted during the 2011 fiscal year, computed in accordance with FASB ASC Topic 718. These dollar amounts do not correspond to the actual value that may be realized by the non-employee directors. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 13 to Airgas’ consolidated financial statements for the fiscal year ended March 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on May 26, 2011. Each non-employee director on the Board at the time was granted an option under the 2006 Equity Plan to purchase 5,500 shares on September 23, 2010 with an exercise price of $67.63 per share. As of March 31, 2011, the following non-employee directors held options to purchase the following number of shares:

a.	Mr. Clancey held 5,500
b.	Mr. Hovey held 62,000
c.	Mr. Lumpkins held 5,500
d.	Mr. Miller held 5,500
e.	Ms. Sneed held 72,000
f.	Mr. Stout held 72,000
g.	Mr. Thomas held 54,000
h.	Mr. van Roden held 31,040
i.	Ms. Wolf held 17,273

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Governance and Compensation Committee of our Board of Directors has responsibility for establishing and implementing our compensation philosophy, and for continually monitoring our adherence to that philosophy. The Committee reviews and approves compensation levels for all Airgas executive officers as well as all of our corporate compensation, retirement, perquisite and insured benefit programs, including programs applicable to our senior management team, which includes our named executive officers. With respect to Peter McCausland, our President and Chief Executive Officer, the Committee annually evaluates his accomplishments and performance against established objectives and sets his compensation level based upon such evaluation. The Committee may choose to award additional annual cash incentive compensation to our CEO based upon the Committee’s evaluation of his performance. These functions are set forth in the Committee’s Charter, which appears on our website (www.airgas.com) and is reviewed annually by the Committee. The Committee seeks to ensure that the total compensation paid to our executives, a significant portion of which is related to performance, is fair, reasonable and competitive and consistent with our compensation philosophy. Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to other Airgas management associates.

The Committee reviews whether compensation policies and practices create incentives for risk-taking that could have a material adverse effect on Airgas. In April 2010, the Committee conducted an assessment of all the incentive compensation programs across Airgas to consider whether they encourage excessive risk-taking. The Committee determined that Airgas compensation practices provide reasonable assurance against, and do not encourage, excessive risk-taking due to:

•	the balance between short-term and long-term incentives;

•	accounting standards and testing;

•	the relatively low ratio of incentive pay to the associated financial achievement;

•	separation of duties regarding authority over sales decisions; and

•	incentive compensation limits.

There have been no material changes in compensation plans since the April 2010 review.

The following individuals, included in the “Summary Compensation Table for the 2011 Fiscal Year” found on page 38 of this proxy statement, are referred to as our “named executive officers” throughout this proxy statement:

•	Peter McCausland, President and Chief Executive Officer;

•	Robert M. McLaughlin, Senior Vice President and Chief Financial Officer;

•	Michael L. Molinini, Executive Vice President and Chief Operating Officer;

•	B. Shaun Powers, Division President; and

•	Robert H. Young, Jr., Senior Vice President and General Counsel.

Compensation Philosophy and Objectives

Our goal is to maintain compensation and benefit plans that will allow us to attract and retain highly qualified employees while motivating and rewarding performance that will lead to sustained increases in the value of our stockholders’ investment in Airgas. We also seek to align the interests of our named executive officers with those of our stockholders by evaluating performance primarily on the basis of key financial measures. Given these goals, our compensation philosophy has been, and continues to be, to emphasize “pay for performance” programs designed to reward superior financial performance and long-term enhancement of stockholder value, while maintaining competitive base pay, retirement, healthcare and other fixed compensation programs. We set base salary, annual cash incentive opportunities and long-term equity incentive opportunities to reflect an individual executive’s level of responsibility and performance against established objectives, and we rely on our judgment and discretion after reviewing Airgas’ performance and evaluating the executive’s performance.

Role of the Committee and Executive Officers in Compensation Decisions

The Committee oversees the design, development and implementation of the compensation program for the CEO and the other executives, including the named executive officers. The Committee evaluates the performance of the CEO and determines the CEO’s compensation in light of the goals and objectives of the compensation program. Mr. McCausland and Mr. Molinini, as appropriate, assess the performance of our other executives, including the other named executive officers, and the Committee approves their compensation considering recommendations from Mr. McCausland. Neither the Committee nor management sought advice from compensation consultants during the 2011 fiscal year. Management did rely on a service from Equilar Inc., a compensation research firm, to provide peer executive compensation data from proxies and a compensation survey for comparison purposes. However, we did not receive advice from Equilar in setting our executive compensation.

The Committee’s work is accomplished through a series of meetings, following a regular calendar schedule, to ensure that all major elements of compensation are addressed and compensation and benefit programs are properly designed, implemented and monitored. Occasionally, special meetings are called to address matters that require attention outside of the regular compensation cycle. Working with the Committee Chair, Lee M. Thomas, Robert H. Young, Jr., our Senior Vice President and General Counsel, and Dwight T. Wilson, our Senior Vice President-Human Resources, prepare an agenda and supporting materials for each meeting, which are provided to Committee members between two-to-four days in advance of the meeting. Mr. Wilson and Mr. Young, along with Mr. McCausland, generally attend Committee meetings by invitation, but are excused for executive sessions. As requested, Mr. McCausland, Mr. Young and Mr. Wilson offer their opinions and recommendations to the Committee. The Committee may invite other members of management to attend meetings to discuss items within their specific areas of responsibility. Mr. Wilson periodically provides the Committee with peer and survey information concerning executive compensation, including for his own position. Otherwise, no executive plays a role in his or her own compensation determination, other than discussing individual performance objectives with the Committee, Mr. McCausland or Mr. Molinini, as appropriate.

Setting Executive Compensation

Elements of Executive Compensation

Consistent with our compensation philosophy, the Committee has structured our annual and long-term executive compensation programs to motivate executives to achieve the business goals set by our Board of Directors, and these programs reward the executives for achieving and exceeding those goals. The key elements of our executive compensation program are:

•	base salary;

•	annual cash incentive awards; and

•	long-term incentive compensation.

These key elements are addressed separately below. In determining each component of compensation, the Committee takes into account all other elements of an executive’s compensation package.

Our compensation programs for executive officers are designed to reflect their success in attaining key objectives, both individually and as a management team. Depending on each executive’s plan, 85% to 100% of our target annual cash incentive payments are calculated based on Airgas’ performance with regard to certain key financial metrics versus budgeted levels. For certain executives, 15% of those target payments are calculated based on the executive’s attainment of strategic goals and on individual performance and contributions. There are two levels of approval for each award and the Committee has final approval for awards to executive officers. Our equity-based compensation program is intended to reward the management team’s success in delivering value to our stockholders. Specifically, stock option grants reward our executives for their contributions that result in increases in our stock price over time. In each case, we strive to ensure that our compensation program provides rewards based on meaningful measures of performance, and the Committee may make adjustments to the incentive programs annually in light of past experience, changes in strategic focus, regulatory requirements and other relevant factors.

Benchmarking Compensation Against Our Peers

Periodically, Mr. Wilson provides the Committee with data comparing our elements of compensation and levels of executive compensation against relevant companies in the chemicals and industrial distribution industries, including a comparison of compensation elements of individual executives where the positions are sufficiently similar to make comparison meaningful. Currently, the peer group for compensation comparisons is:

•	Air Products & Chemicals, Inc.

•	Albemarle Corporation

•	Anixter International, Inc.

•	Cabot Corporation

•	Celanese Corporation

•	CF Industries Holdings, Inc.

•	Chemtura Corporation

•	Cliffs Natural Resources Inc.

•	Cytec Industries, Inc.

•	Eastman Chemical Company

•	Ecolab Inc.

•	Fastenal Company

•	FMC Corporation

•	Grainger W W Inc.

•	International Flavors and Fragrances, Inc.

•	Mosaic Company

•	MSC Industrial Direct Company, Inc.

•	Nalco Holding Company

•	Nova Chemicals Corporation

•	Patterson Companies, Inc.

•	PolyOne Corporation

•	Potash Corporation of Saskatchewan Inc.

•	Praxair Inc.

•	Rockwood Holdings, Inc.

•	RPM International, Inc.

•	Scotts Miracle-Gro Company

•	Valspar Corporation

•	Westlake Chemical Corporation

•	WR Grace & Company

For executive positions that are not typically named executive officer positions in our peer companies, the peer group includes a broader group of chemicals industry and industrial distribution companies that participate in executive compensation surveys available to Airgas management.

The most recent benchmarking of executive compensation levels was performed by Mr. Wilson following the end of the 2011 fiscal year. The benchmarking compared compensation of our named executive officers to the median base salary, total cash compensation and total “direct” compensation of similar positions in the peer group companies. “Direct” compensation adds the Black-Scholes value of stock option grants to the total cash compensation. We believe that periodic reviews of outside compensation practices are appropriate to determine if any compensation levels require adjustments or if the mix of compensation components requires rebalancing.

Given the nature of our businesses, we compete with companies across the two broad industry groups mentioned above for top executive-level talent. As such, in setting total compensation levels for our executives, the Committee gives serious consideration to the median level of compensation paid to similarly-situated executives of chemicals and industrial distribution companies of comparable size to Airgas. An individual executive’s targeted compensation may vary from the median of peers based upon expertise, experience and local market factors.

Compensation of our Chief Executive Officer

The compensation of our CEO is reviewed by our Governance and Compensation Committee and our Board and determined solely by our Governance and Compensation Committee. The compensation of our CEO is based on factors similar to those utilized for the other named executive officers, but also includes consideration of the overall responsibilities of our CEO for achievement of our operational goals, as well as his unique role as the primary architect of our strategic vision. The specific elements of compensation for our CEO and any differences in his compensation as compared to the other named executive officers are discussed below.

Components of Executive Compensation for the 2011 Fiscal Year

Given our philosophy of “pay for performance,” a significant percentage of total compensation is allocated to performance-based incentives. As a general matter, we recognize that, as employees progress to higher levels within our organization, they assume more responsibility for our overall performance and returns to stockholders. Consequently, we seek to link greater portions of executive compensation to criteria and metrics that are tied to the creation of stockholder value. Looking at the named executive officers as a group, 74% of their target total compensation (including the Black-Scholes value of stock option grants) for the 2011 fiscal year was allocated to performance-based, or “at-risk,” components consisting of annual cash incentives and stock options, with the remaining 26% allocated to base salary. To date, we have only granted stock options under our equity incentive plans. We have always balanced the value of the grants to the executive (measured using the Black-Scholes Option Pricing Model) and the potential dilution to existing stockholders that can result from such grants (measured using the burn rate, or the shares granted as a percentage of shares outstanding). Our policy for allocating value between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing strong incentives for our executives to maintain an “ownership” mindset, matching long-term value creation for them and our stockholders. The ownership mindset our compensation policy encourages also serves to reduce risk taking by our executives because of their focus on long-term value creation.

For Mr. McCausland, his performance-based compensation for the 2011 fiscal year was targeted at 79% of total target compensation whereas 82% of his actual total compensation was allocated to performance-based compensation. His actual cash incentive compensation was 31% and his non-cash incentive compensation was 51% of his total compensation.

Combined target cash and non-cash incentive compensation for the four named executive officers other than Mr. McCausland for the 2011 fiscal year ranged from 53% to 67% of total target compensation. Their combined actual cash and non-cash incentive compensation for the 2011 fiscal year ranged from 60% to 69% of total compensation.

•	Actual cash incentive compensation ranged from 22% to 33% of total compensation

•	Actual non-cash incentive compensation ranged from 27% to 47%.

We believe these mixes are both competitive within the marketplace and consistent with our stated compensation philosophy.

The Committee believes that the relatively larger component of Mr. McCausland’s compensation that is performance-based reflects his greater focus on company-wide operational and strategic initiatives that have a direct and significant impact on Airgas’ overall performance. This has historically resulted in higher compensation for the CEO than for our other executive officers.

Base Salary

Base salary is the component of compensation that is fixed and intended to compensate our executives, based on their experience, expertise, job responsibilities and the performance of their responsibilities during the fiscal year. While base salaries must be competitive in order to recruit and retain qualified executives, we generally do not pay base salaries at levels exceeding the market median among peer companies. Our review of base salaries paid to our executives’ peers indicates that the base salaries of our named executive officers generally are below the median for comparably-sized chemical industry and industrial distribution companies. Consistent with our compensation philosophy that we offer compensation opportunity based on superior performance, we strive to use incentive compensation, rather than base salary, to provide executives with an above-market compensation opportunity if we exceed budgeted financial performance metrics and drive increases in stockholder value. Mr. McCausland is paid a higher base salary than the other named executive officers because he is our most senior officer, has direct accountability to our Board and has broader responsibilities than our other executive officers. The difference in base salaries is consistent with relative base salaries reflected in peer-company comparisons of executives with like responsibilities.

Each year, our Governance and Compensation Committee reviews the base salary of Mr. McCausland and all other executive officers. In making adjustments to base salary levels, the Committee considers:

•	the executive’s level of responsibilities;

•	the executive’s experience and breadth of knowledge;

•	the executive’s individual performance as assessed through annual performance reviews;

•	the executive’s role in management continuity and development plans;

•	internal equity factors, meaning relative pay differences for different jobs; and

•	on a periodic basis, benchmark data on the compensation practices of peer companies, from available salary survey data and as reported in public company proxy statements.

The normal interval between salary reviews for most executive officers and most other employees is 12 months, usually completed in the quarter following the fiscal year end. Mr. McCausland’s salary increases have been less frequent, as the Committee prefers to consider the factors listed above over a more than one-year period and adjust his salary in larger increments. Each executive officer received a salary increase during the 2011 fiscal year.

Annual Cash Incentive Awards – Management Bonus Plans

Annual cash incentive awards for our executive officers are intended to promote the achievement of our corporate and division financial performance goals, as well as individual performance goals. Each of our named executive officers participated in our Executive Bonus Plan. In addition, depending upon the named executive officer’s position and responsibilities with Airgas, each named executive officer participated in one of the following Airgas annual cash incentive plans for which executive officers and other management employees may be eligible, which plans, together with our Executive Bonus Plan, are referred to in this proxy statement as our Management Bonus Plans:

•

the Fiscal Year 2011 Management Bonus Plan for Corporate Employees, in which Messrs. McCausland, McLaughlin, Molinini and Young participated during the 2011 fiscal year, is available to all management-level employees who have corporate-wide responsibility; and

•

the Fiscal Year 2011 Management Bonus Plan for Operating Company Management, in which Mr. Powers (Division President) participated during the 2011 fiscal year, is available to all senior management who work within our divisions and operating companies.

The overall cash incentive award paid to each executive officer is composed of (1) a cash incentive award under our Executive Bonus Plan that is based on financial performance goals and (2) a cash incentive award under the applicable Management Bonus Plan that is based on strategic and individual performance goals. In addition, the Committee may, in its discretion, grant to any executive officer a cash award outside of any of our plans described above.

Corporate Performance Goals. Within 90 days after the beginning of each fiscal year, the Committee (1) reviews our performance during the prior fiscal year, (2) analyzes anticipated value drivers in our industry and within our company and proposed performance objectives for the current fiscal year and (3) determines the specific performance criteria for each executive officer and the metrics that will be used for the current fiscal year under our Executive Bonus Plan, based on such review and analysis. Examples of performance criteria that the Committee may consider are a cash flow measure, such as earnings before interest, taxes, depreciation and amortization, or EBITDA, overall sales, gross profit for specific products or markets, margin improvements and return on capital, or ROC. After selecting the performance criteria, the Committee establishes performance metrics within the selected criteria and assigns to each of our executive officers a target award. The target award, expressed as a percentage of the executive officer’s annual base salary as of the first day of the second quarter of the fiscal year, is determined based upon the executive’s position in the company.

In addition, each of the pre-determined performance criteria (e.g., ROC) is weighted by the Committee, in its judgment, to reflect its relative importance, and becomes a separate component of the executive officer’s cash incentive award. The Committee also sets a target payout, expressed as a percentage, for each component, which may vary depending upon our actual performance with respect to the component against the pre-determined performance metrics. Our executive officers will receive cash incentive awards under the Executive Bonus Plan if, at the end of the fiscal year, Airgas has achieved the performance metrics established within the criteria selected by the Committee at the beginning of the fiscal year. Actual cash award payments will vary based upon Airgas’ level of achievement of the pre-determined corporate performance metrics and the different weights assigned to each performance criteria component for each executive officer.

The annual cash incentive award targets are set for each executive officer as a percentage of base salary with regard to the relative responsibilities of each executive officer and with regard to the total cash compensation opportunity for comparable positions in peer companies. For the 2011 fiscal year, Mr. McCausland’s target for his annual cash incentive award was 100% of his annual base salary as of the first day of the second quarter of the fiscal year. We believe that Mr. McCausland’s target award was generally comparable to the target annual cash incentive award for chief executive officers in our peer companies. Mr. Molinini’s target annual cash incentive award was 60% of his annual base salary as of the first day of the second quarter of the fiscal year. We believe that 60% of base salary for Mr. Molinini was appropriate relative to 100% of base salary for Mr. McCausland considering Mr. McCausland’s broader responsibilities and considering the relative annual incentive compensation awards for comparable positions in our peer companies. All other executive officers had target annual cash incentive awards set at 50% of their annual base salary as of the first day of the second quarter of the fiscal year, which reflects their responsibilities relative to Mr. McCausland and Mr. Molinini and generally reflects the total cash compensation opportunity for the other named executive officers in our peer companies.

EBITDA and ROC were chosen as the plan performance criteria for executives with corporate-wide responsibility (i.e., Messrs. McCausland, McLaughlin, Molinini and Young). EBITDA was most heavily weighted at 70% of the annual cash incentive award target because the Committee believes that it motivates growth, gross margin performance and expense management, and because of the direct correlation of earnings performance with share valuation. ROC was weighted at 15% of the annual cash incentive award target and was intended to drive discipline around long-term capital deployment and debt reduction, also important performance measures to stockholders. The remaining 15% of the target annual cash incentive award was based on individual performance and payout was based on performance against objectives set and agreed upon in the first quarter of the fiscal year. For Division Presidents (i.e., Mr. Powers), in addition to the corporate performance criteria of Corporate EBITDA, additional performance criteria, include:

•	division EBITDA

•	division ROC

•	sales or gross profit for targeted growth strategies

•	capacity utilization

Corporate EBITDA was weighted at 10% of the annual cash incentive award and EBITDA for their respective divisions was weighted at 60% of the annual incentive award. The larger portion was based on their profit responsibility to motivate performance in their respective spheres of control, while the smaller portion recognizes their contributions to Airgas’ overall performance and is designed to encourage interdivisional cooperation. ROC for their respective divisions was weighted at 10% of the target annual cash incentive award to emphasize the importance of capital management (similar to the inclusion of ROC at the corporate level). The remaining 20% of the target annual cash incentive was based on sales, gross profit or capacity utilization for targeted growth strategies to motivate focusing on opportunities that were specific to each division.

The threshold and maximum of each performance criterion of the award was determined separately. For the 2011 fiscal year, the EBITDA threshold for both corporate and the divisions was 20% of the target award for achievement at 88% of budget. The EBITDA target opportunity (100%) was earned for achievement of 100% of our budget for EBITDA for the 2011 fiscal year. The maximum EBITDA award opportunity was set at 105% of EBITDA budget, which awarded 140% of the target opportunity and reflected the Committee’s judgment of reasonable compensation for superior performance.

The ROC target opportunity was set at achievement within 98% to 102% of our budget. The threshold bonus opportunity for both corporate and division ROC was set at 90% of budget, which awarded 20% of award target, and the maximum was set at 107% of budget, which awarded 150% of award target. That range was intended to recognize an adequate level of performance below budget while still improving ROC, and was intended to pay reasonable compensation above target for superior performance.

The Corporate EBITDA target (budget) for the 2011 fiscal year was $735 million and the ROC target (budget) was 11.1%. For Mr. Powers’ award, the East Division EBITDA budget was $315 million and the ROC budget was 13.0%. All targets reflect adjustments during the fiscal year to account for budgeted results from acquisitions completed during the year.

Individual Performance Goals. In addition to the corporate financial performance goals described above, under the Fiscal Year 2011 Management Bonus Plan for Corporate Employees, a portion of each of Messrs. McCausland’s, McLaughlin’s, Molinini’s and Young’s annual cash incentive award is based on individual performance measured against personal objectives. The Committee established individual performance objectives for Mr. McCausland after consultation with him at the beginning of the fiscal year regarding his priorities for the 2011 fiscal year. Mr. McCausland established individual performance objectives with Messrs. McLaughlin, Molinini and Young. The Committee reviewed, and based upon its evaluation, approved the scores for Messrs. McLaughlin, Molinini and Young. For the 2011 fiscal year, individual performance goals under the Fiscal Year 2011 Management Bonus Plan for Corporate Employees represented 15% of the overall annual potential cash incentive award available for Messrs. McCausland, McLaughlin, Molinini and Young.

•

Mr. McCausland met or exceeded his goals for: maintaining the focus of management and associates on the business during the unsolicited takeover attempt; working with the Board and advisors to achieve the realization of future stockholder value; completing the reorganization of the Strategic Accounts group for the purpose of improving our focus on marketing to customer segments; launching the SAP implementation; and identifying to the Board growth opportunities and accelerators for our strategic planning. The Committee awarded Mr. McCausland an additional $270,000 bonus for his extraordinary efforts in implementing the Board’s recommendations concerning the unsolicited takeover attempt.

•

Mr. Molinini met or exceeded his goals for: safety and regulatory compliance; profitability; growth of strategic products; operating efficiencies; associates’ training initiatives; and achievement of milestones in the SAP implementation.

•

Mr. McLaughlin met or exceeded his goals for: providing leadership for our response to the unsolicited takeover attempt, including communications and securities filings; assuring robust financial reporting design for the SAP implementation; executing an effective new credit facility agreement; evaluating and executing optimal capital structure decisions; and identifying additional process improvements for future strategic plans.

•

Mr. Young met or exceeded his goals for: formulating strategies regarding legal issues arising from the unsolicited takeover attempt; assuring adequate oversight of compliance, litigation and contract reviews; supporting negotiation and management of effective material supply contracts; evaluating opportunities to maximize the benefits of the SAP implementation; and improving document retention policies and procedures. The Committee awarded Mr. Young an additional bonus of $35,511 in recognition of his extraordinary work in managing securities filings, litigation and other legal matters concerning the unsolicited takeover attempt.

Strategic Goals. In addition to the corporate and division financial performance goals described above, under the Fiscal Year 2011 Management Bonus Plan for Operating Company Management, a portion of Mr. Powers’ annual cash incentive award is based on attainment of strategic goals. Mr. Molinini recommended specific goals and metrics for Mr. Powers. Mr. McCausland and the Committee approved the scores for Mr. Powers. For the 2011 fiscal year, strategic goals represented 20% of the overall annual potential cash incentive award available for Mr. Powers and each executive officer who was a Division President.

Calculation of the Cash Awards. A participant’s target incentive award is multiplied by the weight for each component to determine the target payout for each component. Each performance score as a percentage (e.g., meeting the goal equals a 100% score) is multiplied by the target payout for the specific component to determine the actual incentive award for each component. Performance scores for each component utilizing performance criteria may range between 0% and 130% to 150% depending on the specific criteria. Performance scores for the individual objectives may range between 0% and 100%. The total incentive award is the sum of the components. The aggregate scores for bonus metrics are limited to 135.5% for each of Messrs. McCausland, McLaughlin, Molinini and Young, and 143% for Mr. Powers. Extraordinary performance may be recognized with an additional bonus amount, but the total award opportunity is capped so that the maximum possible award is the lower of $1,500,000 and 200% of target.

For the 2011 fiscal year, the Corporate EBITDA achievement was 105% of our 2011 budget, which translated into an EBITDA award of 140% of the target opportunity. The Corporate ROC achievement was 107% of our 2011 budget, which translated into a 150% ROC award.

The following example explains the mechanics of the bonus plan. We have assumed that the executive earned 100% achievement on his individual objectives and was paid 100% of the award for individual objectives. The formula is illustrated below:

EBITDA Award = 70% Weight X 140% Award = 98% of the Total Award Target

ROC Award = 15% Weight X 150% Award = 22.5% of the Total Award Target

Individual Performance Award = 15% Weight X 100% Award = 15% of the Total Award Target

The Total Award = 98% + 22.5% + 15% = 135.5% of the executive’s target award.

Based on individual and Company performance during fiscal year 2011 and the calculation methodology described above, the Committee awarded the following amounts to the named executive officers under the Management Bonus Plans (these amounts do not include the additional discretionary bonuses to Mr. McCausland and Mr. Young):

Mr. McCausland	$1,219,500, representing approximately 135.5% of target

Mr. McLaughlin	$269,591, representing approximately 135.5% of target

Mr. Molinini	$514,158, representing approximately 135.5% of target

Mr. Powers	$210,372, representing approximately 137% of target

Mr. Young	$250,065, representing approximately 135.5% of target

Discretionary Annual Bonuses Under the Management Bonus Plans. Following the 2011 fiscal year-end, the Committee evaluated Mr. McCausland’s performance against his pre-determined individual objectives, and Mr. McCausland evaluated the performance of Messrs. McLaughlin, Molinini and Young against their pre-determined individual objectives. The Committee awarded Mr. McCausland and Mr. Young discretionary bonuses. Mr. McCausland’s award was in recognition of his extraordinary efforts in implementing the Board’s recommendations concerning the unsolicited takeover attempt. Mr. Young’s award was in recognition of his work in managing securities filings, litigation and other legal matters concerning the unsolicited takeover attempt. For a more detailed description of the annual incentive compensation awards received by the named executive officers, see “Summary Compensation Table for the 2011 Fiscal Year” found on page 38 of this proxy statement.

Mr. McCausland and all of the other named executive officers received their annual cash incentive awards for the 2011 fiscal year in June 2011 following Committee approval at its regular May meeting. Annual cash incentive awards earned by our named executive officers for performance during the 2011 fiscal year appear in the “Summary Compensation Table for the 2011 Fiscal Year” on page 38, under the headings “Non-Equity Incentive Plan Compensation” and “Bonus.”

Long-Term Equity Incentive Compensation

The Committee’s objective in granting equity awards is to provide a strong incentive to our executives and key employees to focus on the ongoing creation of stockholder value by offering significant compensation opportunities for superior performance. These award opportunities not only allow us to offer a competitive overall compensation package, but also allow for further opportunities for stock ownership by our employees in order to increase their proprietary interest in Airgas and, as a result, their interest in our long-term success and their commitment to creating stockholder value.

Although long-term equity incentives under our 2006 Equity Plan may consist of nonqualified stock options, incentive stock options (ISOs), stock appreciation rights (SARs), restricted stock, restricted stock units or any combination of the above, as the Committee may determine, the Committee historically has only granted nonqualified stock options as the exclusive form of equity-based compensation. The table below provides certain information regarding our use of stock options during the last 10 fiscal years.

Fiscal Year-End	Total Shares Underlying Options Granted to Employees	Weighted Average Option Exercise Price ($)	No. of Employees Granted Options in Fiscal Year	Employee Options Granted in Fiscal Year as a % of Outstanding Shares at Fiscal Year-End	Employee Options Fair Value on Date of Grant ($)(1)	Total Outstanding Employee Options as a % of Outstanding Shares at Fiscal Year-End
3/31/2002	1,525,120	9.29	565	2.2	8,098,387	11.8
3/31/2003	1,168,250	16.52	493	1.6	9,836,665	11.1
3/31/2004	1,104,800	19.36	488	1.5	9,081,456	10.4
3/31/2005	1,007,500	21.15	446	1.3	9,349,600	9.1
3/31/2006	1,007,200	24.03	538	1.3	9,417,320	8.4
3/31/2007	933,900	36.19	472	1.2	12,838,558	8.1
3/31/2008	1,030,550	43.80	419	1.3	15,694,311	8.1
3/31/2009	1,070,000	59.87	438	1.3	19,498,530	8.1
3/31/2010	1,369,650	43.11	474	1.6	19,811,583	7.6
3/31/2011	997,800	62.31	435	1.3	22,638,901	8.7
Average Per Year	1,122,031	33.56	480	1.5	13,626,531	9.6

(1)	The amounts shown reflect the grant date fair value of stock options granted during the last 10 fiscal years, computed in accordance with FASB ASC Topic 718.

In granting long-term equity incentive awards, the Committee determines:

•	the executive officers to receive awards;

•	the number of shares in each grant to an executive officer;

•	the aggregate number of shares available for Mr. McCausland to grant in stock options to non-executive officers pursuant to his delegated authority; and

•	the terms and conditions of each award.

Long-term equity incentive awards for the 2011 fiscal year were determined and approved at the Committee’s regularly scheduled May 2010 meeting and are reflected in this proxy statement, including in the “Summary Compensation Table for the 2011 Fiscal Year” found on page 38 and the “Grants of Plan-Based Awards in the 2011 Fiscal Year” table found on page 41 of this proxy statement.

In determining the size of long-term equity incentive awards to the named executive officers for the 2011 fiscal year, the Committee considered the burn rate, historical grants to the executive officers, value per share as determined by using the Black-Scholes valuation model for stock options, the value of equity-based compensation to top executives in comparable chemical and industrial distribution companies and grant sizes relative to the executive’s peers at Airgas.

Our aim is to focus our executives on providing superior returns to our stockholders and driving for sustained increases in Airgas’ stock price. We believe that nonqualified stock options effectively focus our executives on these goals and are an efficient use of shares available under the plan.

Our stock option award program helps us to:

•	motivate and reward superior performance on the part of executives and key employees;

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation;

•	encourage increased stock ownership in Airgas by executives; and

•	maintain competitive levels of total compensation.

Option Grant Practices. The Committee makes decisions on stock option grants based solely on our compensation and retention objectives and our established measurements of the value of these awards. Each May, at its regularly scheduled meeting, the Committee approves the annual stock option awards for executive officers and the total shares available for stock option grants to our other key employees throughout the remainder of the fiscal year. The grant date for executive officers, and the date for setting the exercise price, is the date of that meeting. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. For the 2011 fiscal year, options to purchase 267,500 shares in the aggregate were granted to 11 executive officers.

Mr. McCausland granted annual stock option awards on May 25, 2010, the day of the Committee’s regularly scheduled May meeting, to 422 non-executive employees to purchase 667,800 shares in the aggregate.

The only other times stock options are typically granted are in connection with a new hire or in recognition of a special achievement. The exercise price for these grants for new hires is set on the date of employment or the date of final approval, whichever is later, and the exercise price for a grant in recognition of a special achievement is set on the date of approval. The Committee delegated authority to Mr. McCausland to make these grants to employees, other than to executive officers, subject to an aggregate limit in the 2011 fiscal year of 64,700 shares. For the 2011 fiscal year, these grants totaled 62,500 shares to 43 non-executive officer employees (41 of whom also received a grant on May 25, 2010). The Committee has not delegated any other aspect of the stock option grant process to any other person or committee.

The exercise price of all awarded stock options under the 2006 Equity Plan is equal to the closing selling price of Airgas shares on the NYSE on the date of grant. Formerly, under the Airgas, Inc. 1997 Stock Option Plan, referred to in this proxy statement as the 1997 Plan, when the grant decision was finalized by the Committee prior to the opening of trading on the NYSE on that day, the Committee set the exercise price for such awarded stock options at the closing price of our common stock from the last preceding trading day. Employee stock option awards made in the 2011 fiscal year vest and become exercisable in equal 25% increments on each of the first four anniversaries of the grant date and expire on the eighth anniversary of the grant date, or earlier upon certain terminations of employment.

Airgas has not granted equity awards to employees other than through the grant of stock options.

Retirement and Other Plans and Programs

We maintain the following plans and programs to provide retirement benefits to salaried employees, including Mr. McCausland and each of the named executive officers:

•	the Airgas, Inc. 401(k) Plan, referred to as the 401(k) Plan;

•	the Deferred Compensation Plan I; and

•	the Deferred Compensation Plan II.

We maintain the following plan to provide additional benefits to salaried employees, including each of the named executive officers, except Mr. McCausland:

•	the Airgas, Inc. Amended and Restated 2003 Employee Stock Purchase Plan, referred to as the Employee Stock Purchase Plan.

The benefits available under these plans are intended to provide income replacement after retirement, either through withdrawals from the 401(k) Plan, the Deferred Compensation Plan I and the Deferred Compensation Plan II, or dividend income and sales of shares acquired through the Employee Stock Purchase Plan.

The 401(k) Plan is a qualified 401(k) defined contribution plan designed to encourage salaried employees to save and invest for retirement. Under the 401(k) Plan, employees may contribute up to the annual IRS limits on a pre-tax basis. After the completion of one year of service, we match employee contributions at a rate of $0.50 for each $1.00 contributed by the employee, up to 4% of the employee’s base salary. Our matching contributions vest 100% immediately after we make the match, and are made in the 401(k) funds in the same weightings per fund as the employee’s contributions. One choice available to participants is an investment in a fund that holds Airgas common stock.

The Deferred Compensation Plan I is a nonqualified, unfunded plan. In May 2004, our Board authorized the termination of the plan for new participants and the discontinuance of further deferrals by existing participants after May 31, 2004. The plan provided employees the opportunity to defer all or any portion of their base salaries and annual cash incentive awards and non-employee directors the opportunity to defer all or a portion of their annual cash compensation. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds. See the table and discussion entitled “Nonqualified Deferred Compensation for the 2011 Fiscal Year” on page 45 of this proxy statement for an additional discussion of the Deferred Compensation Plan I. The purpose of the salary and incentive award deferral program was to provide “highly-compensated” employees and non-employee directors with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but only Mr. Molinini held balances in the plan during the 2011 fiscal year.

The Deferred Compensation Plan II is a nonqualified, unfunded plan, which became effective on July 1, 2006. The plan provides our non-employee directors and a select group of highly compensated employees, including the named executive officers, the opportunity to defer up to 75% of their base salary and all or any portion of their annual incentive awards (or director fees, for non-employee directors). Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds, one of which tracks the Airgas common stock price. See the table and discussion entitled “Nonqualified Deferred Compensation for the 2011 Fiscal Year” on page 45 of this proxy statement for an additional discussion of the Deferred Compensation Plan II. The purpose of the program is to provide “highly-compensated” employees and non-employee directors with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but no named executive officers contributed to the plan during the 2011 fiscal year.

The Employee Stock Purchase Plan is a Section 423(b) plan. The purpose of the plan is to encourage and assist employees to acquire an equity interest in Airgas through the purchase of Airgas common stock at a discount by payroll deduction. For those enrolled, purchases are made on the first business day of each quarter. The discounted purchase price is 85% of the lower of the closing price per share of common stock on the purchase date or the closing price per share on the first business day of up to four previous quarters. Messrs. McLaughlin, Molinini and Young purchased shares in the plan during the 2011 fiscal year. Mr. McCausland is not eligible to participate in the plan.

Severance Arrangements and Change of Control Agreements

Airgas maintains the Airgas, Inc. Severance Pay Plan which provides severance benefits to all of our employees, including the named executive officers, in the event their employment is terminated (other than “for cause” and other non-qualifying terminations defined in the plan). In addition, Mr. McCausland is party to an Amended and Restated Executive Severance Agreement that provides for severance benefits in the event of a qualifying termination of employment. These arrangements are intended to attract and retain qualified executives who may have other employment alternatives that may appear to them to be less risky absent these arrangements. For a more detailed description of the benefits which our named executive officers may be eligible to receive under the Severance Pay Plan and the benefits which Mr. McCausland may be eligible to receive under his Amended and Restated Executive Severance Agreement, see “Severance Benefits” found on page 46 of this proxy statement.

Airgas has entered into “change of control” agreements with Messrs. McCausland, McLaughlin, Molinini, Powers and Young and five other executive officers. These agreements provide salary and benefit continuation if (1) there is a change of control of Airgas, and (2) a qualifying termination of a covered executive’s employment within three years following a change of control. These arrangements are designed to preserve our human resources in the event of a potentially disruptive change of control. For more detail regarding the “change of control” agreements, see “Potential Change of Control Payments.”

In addition, under an arrangement originally entered into in 1992, which was amended in the Amended and Restated Executive Severance Agreement, in the event of the termination of Mr. McCausland’s employment for any reason, other than for “material dishonesty,” including a change of control, Mr. McCausland is entitled to a payment equal to two times his annual salary, the continuation of health insurance and other employee benefits for a three-year period and automatic vesting of all of his stock options. The limitation under Mr. McCausland’s change of control agreement would include the amount payable under his severance agreement for determining whether benefits would be reduced under his change of control agreement to comply with the limitation of 2.99 times his average annual compensation for the preceding five years.

Perquisites and Personal Benefits

Mr. McCausland received an automobile allowance and a company-paid airline club membership during the 2011 fiscal year. Mr. McCausland, with the approval of our Board, utilized our corporate aircraft for personal use; however he reimbursed Airgas for all direct costs associated with that personal use of the corporate aircraft. The amount of such reimbursement during the 2011 fiscal year was $98,394. Mr. McLaughlin received a company-paid medical exam during the 2011 fiscal year. There were no other perquisites for executive officers during the 2011 fiscal year, except those benefits generally available to all management employees. For a more detailed description of the perquisites and personal benefits received by our named executive officers, see the table on page 40 of this proxy statement entitled, “All Other Compensation for the 2011 Fiscal Year.”

Other Matters

Stock Ownership Guidelines

We believe that stock ownership guidelines help to further focus our management team on the long-term success of our business and the interests of our stockholders. All executives at the Vice President level and higher and all presidents of our subsidiaries are expected to acquire and hold, within five years after accepting their positions, the lesser of a fixed number of Airgas shares or Airgas shares with a value equal to a designated multiple of their base salary. There are four tiers within our management team covered by ownership guidelines. For the Chief Executive Officer, the minimum level is the lesser of 200,000 shares or a value equal to five times base salary; for the Executive Vice President and the Chief Financial Officer, 75,000 shares or a value equal to three times base salary; for Senior Vice Presidents and selected other corporate senior officers, 40,000 shares or a value equal to two times base salary; and for other Vice Presidents and subsidiary Presidents, 25,000 shares or a value equal to one times base salary, which, in each case, may include shares under vested options to satisfy 90% of the number of shares guidelines, and vested, in-the-money options to satisfy the value guidelines.

Under the guidelines, our executives are expected to satisfy their designated ownership levels as of the fifth anniversary of the date on which the executive became covered by the applicable ownership guideline tier. All of our named executive officers and all but one other executive officer have already met their expected ownership levels.

Implications of Tax and Accounting Matters

Deductibility of Executive Compensation. Airgas is able to take deductions in excess of $1 million for certain performance-based incentives, including incentives provided under certain plans approved by our stockholders, paid to the persons identified in Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to in this proxy statement as the Code. Under Section 162(m), corporations may not deduct, when computing taxable income, salary and non-performance based compensation exceeding $1 million paid to a single executive. While Airgas seeks to structure compensation it pays so that it is eligible for deduction, if compliance with the terms of Section 162(m) conflicts with our compensation philosophy, or with actions that the Committee believes are in the best interests of Airgas and our stockholders, the Committee may conclude that payment of non-deductible compensation is appropriate under the circumstances to allow us to pay competitive compensation to our executive officers. For the 2011 fiscal year, Mr. McCausland was paid $292,500 of non-deductible compensation under Section 162(m).

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 became law, changing tax rules applicable to “nonqualified deferred compensation arrangements.” A more detailed discussion of our nonqualified deferred compensation arrangements is provided on page 45 under the heading “Nonqualified Deferred Compensation for the 2011 Fiscal Year.”

REPORT OF THE GOVERNANCE AND COMPENSATION COMMITTEE

The Governance and Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement, which is incorporated by reference into our 2011 Annual Report on Form 10-K filed with the SEC.

Governance and Compensation Committee

Lee M. Thomas, Chair

James W. Hovey

Paula A. Sneed

David M. Stout

EXECUTIVE COMPENSATION

Executive Compensation Tables

The following table sets forth certain information concerning the compensation earned during the fiscal year ended March 31, 2011 by our named executive officers based on salary and bonus earned during the 2011 fiscal year.

Summary Compensation Table for the 2011 Fiscal Year

Name and Principal Position(1)	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation ($)(6)	Total ($)
Peter McCausland	2011	887,500	270,000	2,498,892	1,219,500	-0-	10,600	4,886,492
President and Chief Executive Officer	2010	825,000	123,750	2,163,195	239,250	-0-	13,758	3,364,953
	2009	812,500	129,875	2,313,963	495,125	-0-	11,538	3,763,001

Robert M. McLaughlin	2011	379,170	-0-	567,930	269,591	-0-	8,775	1,225,466
Senior Vice President and Chief Financial Officer	2010	322,920	-0-	418,218	46,823	-0-	4,900	792,861
	2009	320,190	-0-	462,793	97,683	-0-	4,646	885,312

Michael L. Molinini	2011	627,815	-0-	908,688	514,158	-0-	3,744	2,054,405
Executive Vice President and Chief Operating Officer	2010	614,000	-0-	865,278	106,836	-0-	3,675	1,589,789
	2009	477,167	-0-	555,351	174,240	-0-	5,285	1,212,043

B. Shaun Powers	2011	304,431	-0-	304,410	210,372	-0-	4,941	824,154
Division President	2010	297,732	-0-	263,910	21,586	-0-	4,671	587,899
	2009	295,215	-0-	292,485	101,229	-0-	4,946	693,875

Robert H. Young, Jr.	2011	344,100	35,511	233,987	250,065	-0-	5,400	869,063
Senior Vice President and General Counsel	2010	269,100	-0-	200,456	39,020	-0-	4,900	513,476
	2009	266,825	-0-	222,140	81,403	-0-	1,776	572,144

(1)	Mr. Molinini deferred a portion of his salary earned in the 2009 fiscal year under the Deferred Compensation Plan II. Each of the named executive officers also contributed a portion of his salary to our 401(k) Plan.
(2)	As discussed beginning on page 30 of this proxy statement under “Compensation Discussion and Analysis — Components of Executive Compensation for the 2011 Fiscal Year — Annual Cash Incentive Awards — Management Bonus Plans — Discretionary Annual Bonuses Under the Management Bonus Plans,” our Governance and Compensation Committee awarded Mr. McCausland an extraordinary award for the 2009, 2010 and 2011 fiscal years, and awarded Mr. Young an extraordinary award for the 2011 fiscal year. The Governance and Compensation Committee did not award any other discretionary compensation for the 2009, 2010 or 2011 fiscal years to any other named executive officers.
(3)	The amounts shown reflect the aggregate grant date fair value of stock options granted during the 2009, 2010 and 2011 fiscal years, computed in accordance with FASB ASC Topic 718. These dollar amounts do not correspond to the actual value that may be realized by the named executive officers. For information on the valuation assumptions made in the calculation of these amounts, refer to Note 13 to Airgas’ consolidated financial statements for the fiscal year ended March 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on May 26, 2011. See the table under “Grants of Plan-Based Awards in the 2011 Fiscal Year” for information on the options granted in the 2011 fiscal year to the named executive officers.
(4)

The amounts shown reflect cash incentive awards earned by our named executive officers under the stockholder-approved Executive Bonus Plan for performance in fiscal years 2009, 2010 and 2011, based on performance criteria established at the beginning of the 2009, 2010 and 2011 fiscal years by the Governance and Compensation Committee. For officers with corporate-wide responsibilities, including Messrs. McCausland, McLaughlin, Molinini and Young, the Committee established two formulaic performance criteria for the fiscal year — earnings before interest, taxes, depreciation and amortization (EBITDA), and return on capital (ROC). In addition, a portion of each of their awards is based on achievement of individual performance goals set at the beginning of each fiscal year, and does not rely on formulas for determining the attainment levels. The individual performance goals are related to significant projects or strategic milestones and achievement is assessed following the end of the fiscal year. For officers with division responsibility, including Mr. Powers, the Committee established four formulaic performance criteria for the fiscal year — Corporate EBITDA, Division EBITDA, Division ROC and gross profit for specific product lines or market segments.
(5)	Airgas offers its executive officers an opportunity to defer earnings pursuant to the Deferred Compensation Plan II. Until May 31, 2004, Airgas offered its executive officers an opportunity to defer earnings pursuant to the Deferred Compensation Plan I. Under each plan, earnings are calculated in the same manner and at the same rate as earnings on externally-managed, publicly-available mutual funds or on an externally-managed fund tracking Airgas’ common stock. We believe earnings in the deferred compensation plans are not considered above-market or preferential earnings for the purposes of this Summary Compensation Table. Airgas does not offer its executive officers a defined benefit pension plan. See the table under “Nonqualified Deferred Compensation for the 2011 Fiscal Year” on page 45 of this proxy statement for additional information.
(6)	The amounts shown consist of the following items detailed in the table under “All Other Compensation for the 2011 Fiscal Year”:

•	contributions by the company to the named executive officer’s 401(k) plan account;

•	an automobile allowance;

•	an airline club membership; and

•	a company-paid physical examination.

All Other Compensation for the 2011 Fiscal Year

The table below presents an itemized account of “All Other Compensation” provided to our named executive officers during the 2011 fiscal year, regardless of the amount and any minimum thresholds provided under SEC rules and regulations. Consistent with our philosophy of “pay for performance,” perquisites and other compensation are limited in scope and amount.

Name	Matching Contributions to 401(k) ($)	Airline Club ($)	Auto Allowance ($)	Physical Examination ($)	Total All Other Compensation ($)
Peter McCausland(1)	3,000	400	7,200	-0-	10,600
Robert M. McLaughlin	5,275	-0-	-0-	3,500	8,775
Michael L. Molinini	3,744	-0-	-0-	-0-	3,744
B. Shaun Powers	4,941	-0-	-0-	-0-	4,941
Robert H. Young, Jr.	5,400	-0-	-0-	-0-	5,400

(1)	Mr. McCausland reimbursed Airgas $98,394 for all direct costs associated with his personal use of the corporate aircraft. The amount reimbursed reflects the aggregate incremental cost to Airgas as recognized under SEC Regulation S-K. In determining the incremental costs for personal use, we considered fuel, supplies, contracted pilot fees, hangar and landing fees, excise tax and travel expenses for the flight crew.

Grants of Plan-Based Awards in the 2011 Fiscal Year

The following table sets forth information about equity awards and potential future non-equity incentive payouts provided to our named executive officers during the 2011 fiscal year under the 2006 Equity Plan and the Management Bonus Plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share)(2)	Grant Date Fair Value of Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Peter McCausland	5/25/2010	153,000	900,000	1,219,500	—	—	—
		—	—	—	110,000	62.23	2,498,892

Robert M. McLaughlin	5/25/2010	33,823	198,960	269,591	—	—	—
		—	—	—	25,000	62.23	567,930

Michael L. Molinini	5/25/2010	64,507	379,452	514,158	—	—	—
		—	—	—	40,000	62.23	908,688

B. Shaun Powers	5/25/2010	32,200	153,332	219,265	—	—	—
		—	—	—	13,400	62.23	304,410

Robert H. Young, Jr.	5/25/2010	31,374	184,550	250,065	—	—	—
		—	—	—	10,300	62.23	233,987

(1)	These columns show the potential value of the payouts for each named executive officer under the Management Bonus Plan for the 2011 fiscal year if the threshold, target or maximum goals are satisfied for all performance goals. The potential payouts are performance-driven and therefore completely at risk. The performance criteria, performance goals and salary and incentive award percentages for determining the payouts are described under “Compensation Discussion and Analysis — Components of Executive Compensation for the 2011 Fiscal Year — Annual Cash Incentive Awards — Management Bonus Plans” beginning on page 27 of this proxy statement.
(2)	The Governance and Compensation Committee met and approved the grants of stock options under our 2006 Equity Plan to our named executive officers on May 25, 2010. Each of the grants has an exercise price equal to the closing price of our common stock on such date. All of the stock options detailed in the table have a term of eight years.

Outstanding Equity Awards at 2011 Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date(1)
	Exercisable (#)	Unexercisable (#)
Peter McCausland	125,000	—	16.52	5/06/2012
	115,000	—	19.22	5/12/2013
	115,000	—	21.15	5/25/2014
	110,000	—	24.09	5/24/2015
	100,000	—	36.17	5/23/2014
	93,750	31,250	43.62	5/08/2015
	62,500	62,500	60.84	5/20/2016
	37,500	112,500	43.06	5/19/2017
	—	110,000	62.23	5/25/2018

Robert M. McLaughlin	3,000	—	10.49	6/25/2011
	11,200	—	16.52	5/06/2012
	10,300	—	19.22	5/12/2013
	10,000	—	21.15	5/25/2014
	9,400	—	24.09	5/24/2015
	10,000	—	36.17	5/23/2014
	19,950	6,650	43.62	5/08/2015
	12,500	12,500	60.84	5/20/2016
	7,250	21,750	43.06	5/19/2017
	—	25,000	62.23	5/25/2018

Michael L. Molinini	18,700	—	16.52	5/06/2012
	17,300	—	19.22	5/12/2013
	15,600	—	21.15	5/25/2014
	30,000	—	24.09	5/24/2015
	28,700	—	36.17	5/23/2014
	21,525	7,175	43.62	5/08/2015
	15,000	15,000	60.84	5/20/2016
	15,000	45,000	43.06	5/19/2017
	—	40,000	62.23	5/25/2018

B. Shaun Powers	22,500	—	16.52	5/06/2012
	20,800	—	19.22	5/12/2013
	18,000	—	21.15	5/25/2014
	16,900	—	24.09	5/24/2015
	15,800	—	36.17	5/23/2014
	11,850	3,950	43.62	5/08/2015
	7,900	7,900	60.84	5/20/2016
	4,575	13,725	43.06	5/19/2017
	—	13,400	62.23	5/25/2018

Robert H. Young, Jr.	12,750	4,250	52.16	10/01/2015
	6,000	6,000	60.84	5/20/2016
	3,475	10,425	43.06	5/19/2017
	—	10,300	62.23	5/25/2018

(1)	The stock options listed above vest in 25% increments per year over four years. Stock options granted to the named executive officers since the 2007 fiscal year have eight-year terms, subject to earlier termination or expiration in the event of termination of service or as otherwise set forth in the 2006 Equity Plan. All stock options granted to the named executive officers prior to the 2007 fiscal year have 10-year terms, subject to earlier termination or expiration in the event of termination of service or as otherwise set forth in the 1997 Plan.

Option Exercises During the 2011 Fiscal Year

Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Peter McCausland	-0-	-0-
Robert M. McLaughlin	-0-	-0-
Michael L. Molinini(1)	7,500	432,225
B. Shaun Powers	-0-	-0-
Robert H. Young, Jr.	-0-	-0-

(1)	Mr. Molinini exercised stock options to acquire 7,500 shares on March 28, 2011, at an exercise price of $8.99 per share and a market price of $66.62 per share.

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2011 about the shares of our common stock that may be issued upon the exercise of options, warrants and rights under our equity compensation plans which were approved by our stockholders.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)
Employee Stock Purchase Plan	66,828	$51.03	2,038,623
2006 Equity Plan	6,885,586	$41.11	2,811,005
Equity compensation plans not approved by security holders	—	—	—

Total	6,952,414	$41.21	4,849,628

(1)	The Employee Stock Purchase Plan, which was approved by our stockholders at the 2003 Annual Meeting of Stockholders and amended and restated at our 2006 and 2010 Annual Meetings of Stockholders, encourages and assists employees in acquiring an equity interest in Airgas by allowing eligible employees to purchase common stock at a discount.
(2)	The 2006 Equity Plan, which was approved by our stockholders at our 2006 Annual Meeting of Stockholders and amended and restated at our 2009 Annual Meeting of Stockholders, replaced both the 1997 Plan, and the 1997 Directors’ Stock Option Plan, referred to as the Directors’ Plan. Shares subject to outstanding stock options that terminate, expire or are canceled without having been exercised and shares available for issuance under the 1997 Plan and the Directors’ Plan were carried forward to the 2006 Equity Plan. As of March 31, 2011, only stock options have been granted under the 2006 Equity Plan and predecessor stock option plans.

Nonqualified Deferred Compensation for the 2011 Fiscal Year

The Deferred Compensation Plan I is a nonqualified, unfunded plan. In May 2004, our Board authorized the termination of the plan for new participants and the discontinuance of further deferrals by existing participants after May 31, 2004. The Deferred Compensation Plan I provided employees the opportunity to defer base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds. All named executive officers were eligible, but only Mr. Molinini held balances in the Deferred Compensation Plan I during the 2011 fiscal year.

The Deferred Compensation Plan II is a nonqualified, unfunded plan available for contribution since July 1, 2006. The Deferred Compensation Plan II provides employees the opportunity to defer base salary and all or any portion of their annual bonus. Amounts deferred are unsecured, but earn a return equal to the performance of selected mutual funds and a choice to track Airgas common stock. There are no Airgas contributions to the Deferred Compensation Plan II. The purpose of the salary and bonus deferral program is to provide “highly compensated” employees with a convenient and efficient opportunity to save for retirement or other future events, such as college expenses, while deferring applicable income taxes until withdrawal. All named executive officers were eligible, but none participated in the Deferred Compensation Plan II during the 2011 fiscal year.

Name	Executive Contributions in FY 2011 ($)	Registrant Contributions in FY 2011 ($)	Aggregate Earnings in FY 2011 ($)(1)	Aggregate Withdrawals/ Distributions in FY 2011 ($)	Aggregate Balance at 3/31/11 ($)
Peter McCausland	-0-	-0-	-0-	-0-	-0-
Robert M. McLaughlin	-0-	-0-	-0-	-0-	-0-
Michael L. Molinini	-0-	-0-	85,503	-0-	602,321
B. Shaun Powers	-0-	-0-	-0-	-0-	-0-
Robert H. Young, Jr.	-0-	-0-	-0-	-0-	-0-

(1)	Reflects earnings on balances in the Deferred Compensation Plan I and the Deferred Compensation Plan II. Earnings are from tracking the results of mutual funds and a fund tracking Airgas common stock as selected by the named executive officer from the fund choices offered in each plan.

Potential Payments upon Termination

Mr. McCausland is eligible to receive benefits in the event his employment is terminated (1) by Airgas without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination. Our other executive officers are eligible to receive benefits in the event their employment is terminated (1) by Airgas due to relocation or elimination of the executive’s position, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control.

The following sections present calculations as of March 31, 2011 of the estimated benefits our named executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount a named executive officer would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each named executive officer would retain the amounts which he has earned or accrued over the course of his employment prior to the termination event, such as the named executive officer’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options. For further information about previously earned and accrued amounts, see the tables entitled “Summary Compensation Table for the 2011 Fiscal Year,” “Outstanding Equity Awards at 2011 Fiscal Year-End,” “Option Exercises During the 2011 Fiscal Year” and “Nonqualified Deferred Compensation for the 2011 Fiscal Year.”

Severance Benefits

If the employment of a named executive officer, other than Mr. McCausland, is terminated due to (1) a lack of work, (2) a reorganization of our business, (3) the closing of all or a portion of the named executive officer’s principal workplace or (4) economic conditions, and not as a result of a “change of control,” the named executive officer may be entitled to receive benefits under our Severance Pay Plan. Messrs. McLaughlin, Molinini, Powers and Young participate in our severance plan, which is generally available to other employees. Severance-related benefits under the plan are provided only if the participant executes a separation agreement prepared by Airgas, which includes a release of claims in consideration of the payments.

Under Mr. McCausland’s Amended and Restated Executive Severance Agreement, in the event that Mr. McCausland’s employment is terminated for reasons other than “cause,” he would receive a lump-sum payment equal to two times his annual salary that was in effect at the end of his active employment, payments equal to the premium cost that Mr. McCausland would pay at COBRA rates for health and welfare benefits for 36 months following active employment and immediate vesting of all unvested stock options and restricted stock. We have never granted any restricted stock under the 2006 Equity Plan. All stock options held by Mr. McCausland on his termination date would remain exercisable until the option’s expiration date.

The following table presents the estimated separation benefits that would have been required to be paid to Mr. McCausland under the terms of his severance agreement if his employment had been terminated, other than for “cause,” as of March 31, 2011.

Named Executive Officer	Severance Payments ($)(1)	Vesting of Unvested Stock Options ($)(2)	Health & Welfare Benefits ($)(3)	Total ($)
Peter McCausland	1,800,000	4,150,150	16,513	5,966,663

(1)	Represents a lump-sum payment equal to two times Mr. McCausland’s annual salary.
(2)	The value of accelerated vesting of stock options is estimated using the in-the-money value as of March 31, 2011, based on a stock price of $66.42.
(3)	The estimated net cost to Airgas of the COBRA payments for Mr. McCausland’s health and welfare benefits continued for 36 months.

Retirement, Disability and Death

Death or Retirement

To be eligible for retirement, an executive officer must be at least age 65 or have combined age and Airgas service at least equal to 75 years. Messrs. McCausland and Molinini are the named executive officers who are eligible for retirement as of March 31, 2011. In the event of death or retirement, an executive or his beneficiary is entitled to vesting of an additional year of unvested stock options and continued eligibility to exercise the vested stock options under the same terms as an active employee (i.e., until the original expiration dates unless terminated earlier under the terms of the applicable equity plan). Additionally, the named executive officer or his or her beneficiary is entitled to the executive’s annual incentive cash bonus award, prorated based upon the number of days the executive was an active employee with Airgas during the fiscal year, on the next bonus payment date. In the event of a named executive officer’s death, his or her beneficiary also would receive payouts under Airgas-funded life insurance policies.

The following table presents the estimated benefits payable, based on death or retirement on March 31, 2011.

Named Executive Officer	Bonus Payment ($)(1)	Vesting of Unvested Stock Options ($)(2)	Total ($)
Peter McCausland	1,489,500	1,878,100	3,367,600
Robert M. McLaughlin	269,591	382,043	651,634
Michael L. Molinini	514,158	597,740	1,111,898
B. Shaun Powers	210,372	233,010	443,382
Robert H. Young, Jr.	285,576	169,310	454,886

(1)	Represents the named executive officer’s full bonus for the 2011 fiscal year payable on June 15, 2011.
(2)	The value of accelerating the vesting of the next tranche of each stock option is estimated using the in-the-money value as of March 31, 2011, based on a stock price of $66.42.

Disability

Upon an executive’s termination of employment due to disability, the named executive officer would receive the stock option benefits described above.

The following table presents the estimated benefits payable upon disability as of March 31, 2011.

Named Executive Officer	Vesting of Unvested Stock Options ($)(1)
Peter McCausland	1,878,100
Robert M. McLaughlin	382,043
Michael L. Molinini	597,740
B. Shaun Powers	233,010
Robert H. Young, Jr.	169,310

(1)	The value of accelerating the vesting of the next tranche of each stock option is estimated using the in-the-money value as of March 31, 2011, based on a stock price of $66.42.

Potential Change of Control Payments

We have agreements with all the named executive officers, which take effect only if a “change of control” occurs. The severance and other benefits payable to the named executive officers under their agreements are due only if (1) there is a change of control and (2) we terminate their employment other than for cause, or if they terminate their employment for good reason within three years following a change of control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, a material decrease in base compensation, a material breach of any employment agreement or a material change in location.

The change of control agreements entitle the executive officers to a lump-sum payment equal to two times their annual base salary prior to the executive’s separation from service or change of control (whichever is greater) plus two times their annual cash incentive bonus last paid to them prior to the change of control. Mr. McCausland also is entitled to a lump-sum payment equal to two times his annual base salary, as described above under “Severance Benefits.” The agreements also accelerate vesting of all outstanding unvested stock options and restricted stock grants and entitle the named executive officer to continuation of health and welfare benefits for up to 36 months. In the aggregate, the benefits under these agreements are capped at 2.99 times the average base compensation as defined in Section 280G of the Code.

A “change of control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers and the sale of all or substantially all of Airgas’ assets. The “change of control” definition also includes events in which a party (other than Mr. McCausland) acquires 20% or more of the combined voting power of our then-outstanding securities, or in which Mr. McCausland, together with all affiliates and associates, acquires 30% or more of the combined voting power of our then-outstanding securities.

The following table assumes that each named executive officer is terminated after a change of control for reasons other than cause, retirement, disability or death. These values are estimated as of March 31, 2011.

Named Executive Officer	Severance Payments ($)	Vesting of Unvested Stock Options ($)(2)	Health & Welfare Benefits ($)(3)	Total ($)
Peter McCausland(1)	4,326,000	4,150,150	16,513	8,492,663
Robert M. McLaughlin	889,486	834,200	16,513	1,740,199
Michael L. Molinini	1,478,512	1,466,090	16,513	2,961,115
B. Shaun Powers	656,500	510,904	16,513	1,183,917
Robert H. Young, Jr.	816,240	380,770	16,513	1,213,523

(1)	Mr. McCausland would have received the severance payment under his severance agreement (two times his annual base salary) in addition to the severance payment under his change of control agreement (two times his annual base salary plus two times his annual cash incentive bonus last paid to him prior to the change of control).
(2)	The value of accelerated vesting of stock options is estimated using the in-the-money value as of March 31, 2011, based on a stock price of $66.42.
(3)	The estimated net cost to Airgas of health and welfare benefits continued for 36 months.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

We review all relationships and transactions in which Airgas and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether Airgas or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to Airgas or a related person are disclosed in this proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the Committee considers:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to Airgas;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of Airgas; and

•	any other matters the Committee deems appropriate.

Transactions

Since the beginning of the 2011 fiscal year, we have not engaged in any transaction or series of similar transactions, or any currently proposed transaction or series of similar transactions, to which Airgas or any of its subsidiaries was or is to be a participant (1) in which the amount involved exceeds $120,000 and (2) in which any of our directors, executive officers or persons known to us to be beneficial owners of more than 5% of our common stock, or members of the immediate families of those individuals, had or will have, a direct or indirect material interest.

We do have business relationships with corporations or other organizations in which a director, nominee for director or executive officer of Airgas may also be a director, executive officer, investor or trustee, or have some other similar direct or indirect relationship with the other corporation or organization. For example, we provide goods and services to, and purchase goods and services from, companies such as TE Connectivity Ltd. (of which Paula A. Sneed, one of our directors, is a director), The Mosaic Company (of which Robert L. Lumpkins, one of our directors, is the Chairman of the Board), Rayonier, Inc. (of which Lee M. Thomas, one of our directors, is Chairman, President and Chief Executive Officer), American Water Works Company, Inc. (of which Ellen C. Wolf, one of our directors, is Senior Vice President and Chief Financial Officer), Horsehead Holding Corp. (of which John C. van Roden, Jr., one of our directors, is a director), Regal Entertainment Group (of which Mr. Thomas is a director), Shire Plc (of which David M. Stout, one of our directors, is a director) and P.H. Glatfelter Company (of which Mr. van Roden is a consultant). In all instances, including those described above, we enter into these arrangements in the ordinary course of business and each party provides to or receives from the other the relevant goods and services on a non-exclusive basis at arms-length negotiated rates. In addition, none of our directors was directly involved with the negotiation or consummation of any such arrangement. While any revenue, profits or other aspects of a business relationship with us may, of course, affect the individual’s overall compensation or value of his or her investments in the other corporation or organization, we do not believe that in any of these cases the relevant director receives or has received any compensation from the other corporation that is directly linked to an Airgas-related business arrangement. None of these arrangements is material to us or to the other corporation or organization involved, and we do not believe that any indirect interest that our directors may have with respect to such an arrangement is material.

SECURITY OWNERSHIP

The following table sets forth certain information, according to information supplied to Airgas, regarding the number and percentage of shares of our common stock beneficially owned on March 31, 2011 (1) by each person who is the beneficial owner of more than 5% of our common stock, (2) by each director and nominee for director, (3) by each named executive officer and (4) by all of our directors, nominees for director and executive officers as a group. Unless otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Shares Outstanding
Peter McCausland	8,680,756	(3)(4)(5)(6)	10.8%

Bonnie F. McCausland	7,732,998	(6)(7)	9.7%

John P. Clancey	5,500	(3)	*

James W. Hovey	113,250	(3)	*

Robert L. Lumpkins	5,500	(3)	*

Ted B. Miller, Jr.	15,500	(3)	*

Paula A. Sneed	91,169	(3)	*

David M. Stout	85,501	(3)	*

Lee M. Thomas	76,375	(3)	*

John C. van Roden, Jr.	36,040	(3)(8)	*

Ellen C. Wolf	17,273	(3)	*

Robert M. McLaughlin	128,136	(3)(5)	*

Michael L. Molinini	213,797	(3)	*

B. Shaun Powers	143,029	(3)	*

Robert H. Young, Jr.	39,782	(3)	*

Eton Park Capital Management, L.P. 399 Park Avenue, 10th Floor New York, NY 10022	4,145,191	(9)	5.2%

The Vanguard Group, Inc P.O. Box 2600 Valley Forge, Pennsylvania 19482	4,005,738	(10)	5.03%

All directors and executive officers as a group (19 persons)	10,247,773	(3)(4)(5)(6)(8)	12.5%

*	Less than 1% of our outstanding common stock.
(1)	The address for all of the directors and executive officers set forth above and Mrs. McCausland is c/o Airgas, Inc., 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087.
(2)	Includes all options and other rights to acquire shares exercisable on or within 60 days of March 31, 2011.
(3)	Includes the following number of shares of our common stock which may be acquired by certain directors, executive officers and 5% stockholders through the exercise of options that were exercisable as of March 31, 2011 or became exercisable within 60 days of that date: Mr. McCausland, 886,250 shares; Mr. Clancey, 5,500 shares; Mr. Hovey, 62,000 shares; Mr. Lumpkins, 5,500 shares; Mr. Miller, 5,500; Ms. Sneed, 72,000 shares; Mr. Stout, 72,000 shares; Mr. Thomas, 54,000 shares; Mr. van Roden, 31,040 shares; Ms. Wolf, 17,273 shares; Mr. McLaughlin, 120,000 shares; Mr. Molinini, 201,500 shares; Mr. Powers, 134,150 shares; Mr. Young, 31,275 shares; and all directors and executive officers as a group, 2,158,238 shares.

(4)	Investment and/or voting power with respect to 5,728,453 of such shares are shared with, or under the control of, Mr. McCausland’s spouse, Bonnie McCausland, 74,693 shares are held by a charitable foundation of which Mr. McCausland is an officer and director and 1,928,352 shares are held by six separate grantor retained annuity trusts of which Mr. McCausland and Mrs. McCausland are co-trustees.
(5)	Includes the following shares of our common stock held under our 401(k) Plan as of March 31, 2011: Mr. McCausland, 47,308 shares; Mr. McLaughlin, 311 shares; and all executive officers as a group, 66,077 shares.
(6)	2,000,000 of such shares are pledged as collateral for a $45,000,000 line of credit with a brokerage firm.
(7)	Investment and/or voting power with respect to 5,728,453 of such shares are shared with, or under the control of, Mrs. McCausland’s spouse, Peter McCausland, 74,693 shares are held by a charitable foundation of which Mrs. McCausland is an officer and director, 1,928,352 shares are held by six separate grantor retained annuity trusts of which Mr. McCausland and Mrs. McCausland are co-trustees and 1,500 shares are held in Mrs. McCausland’s individual IRA account.
(8)	Includes 3,000 shares owned by a general partnership of which Mr. van Roden is a 0.5% owner and a general partner.
(9)	Eton Park Capital Management, L.P. (“EP Management”), the general partner of Eton Park Fund, L.P. (“EP Fund”) and Eton Park Master Fund, Ltd. (“EP Master Fund”), EP Fund, EP Master Fund and several related persons filing for the purposes of such report, jointly filed a Schedule 13D/A on March 31, 2011. Airgas has relied upon the beneficial ownership disclosed therein in making this disclosure. EP Management shares voting and dispositive power as to 1,450,817 shares with EP Fund and 2,694,374 shares with EP Master Fund.
(10)	Based upon information set forth in a Schedule 13F filed by The Vanguard Group, Inc. on May 9, 2011 for the calendar year or quarter ended March 31, 2011.

SECTION 16(a) REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of the securities with the SEC and the NYSE. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. We are aware of one 10% stockholder who is also an officer and a director.

Based solely on our review of the copies of such reports furnished to us, or written representations from certain reporting persons that no other reports were required, we believe that all of our officers and directors complied with all filing requirements applicable to them.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended March 31, 2011 with our management and with the independent registered public accounting firm. The Audit Committee reviewed with the independent registered public accounting firm its judgment as to the quality of our application of U.S. generally accepted accounting principles and other such matters as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee discussed with both our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee periodically met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

The Audit Committee has received written disclosure and a letter from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with its independent registered public accounting firm its independence from Airgas and its management.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2011 for filing with the Securities and Exchange Commission. The Audit Committee also appointed, and the Board of Directors is proposing that the stockholders ratify the appointment of, KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.

Audit Committee

John C. van Roden, Jr., Chair

Robert L. Lumpkins

Paula A. Sneed

Ellen C. Wolf

PROPOSAL TO RATIFY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2012. The Board of Directors has proposed that the stockholders ratify the appointment of KPMG LLP. This firm audited our consolidated financial statements for the fiscal year ended March 31, 2011. Representatives of KPMG LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit and Non-Audit Fees

The following table shows the fees that we paid to the independent registered public accounting firm for services provided to us during the 2011 and 2010 fiscal years:

	2011	2010
Audit Fees	$2,064,000	$2,040,000
Audit-Related Fees	$157,000	$115,000
Tax Fees	$95,000	$216,165
All Other Fees	$—	$—

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting and reviews of the consolidated financial statements included in our quarterly report on Forms 10-Q. These fees for the 2011 and 2010 fiscal years also include work performed related to the registration of common stock for sale by stockholders, the review of various technical accounting matters, work performed related to information systems and the “comfort letters” provided in connection with our notes offerings.

Audit-Related Fees consist of services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” The fees disclosed under this category for the 2011 and 2010 fiscal years consist of fees primarily for employee benefit plan audits and statutory audits.

Tax Fees consist of professional services rendered by our independent registered public accounting firm for tax compliance, tax return review and tax advice.

The Audit Committee considered whether the services provided above are compatible with maintaining our independent registered public accounting firm’s independence.

Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee’s audit and non-audit services pre-approval policy, as adopted by the Audit Committee in 2003, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. The policy utilizes both a framework of general pre-approval for certain specified services and specific pre-approval for all other services.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, the Audit Committee is asked to pre-approve the engagement of the accounting firm, and the projected fees for audit services and audit-related services (assurance and related services that are reasonably related to the performance of the independent registered public accounting firm’s audit or review of the consolidated financial statements). The fee amounts approved for the audit and audit-related services are updated to the extent necessary at the regularly scheduled meetings of the Audit Committee during the year.

In addition, pursuant to its policy, the Audit Committee has pre-approved certain categories of non-audit services to be performed by the independent registered public accounting firm and an aggregate maximum amount of fees to be paid for such services. The Audit Committee receives updates from management and reviews these services at each of its quarterly meetings. Additional pre-approval is required for any of these services if the fees exceed the originally pre-approved annual aggregate amount. If we desire to engage the independent registered public accounting firm for other services that are not within the pre-approved categories, the Audit Committee must approve such specific engagement as well as the projected fees, prior to the commencement of the services.

In the 2011 fiscal year, there were no fees paid to KPMG LLP under a de minimis exception to the rules that waives pre-approval for certain non-audit services.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting.

Board Recommendation

The Board of Directors unanimously recommends that you vote “FOR” ratification of KPMG LLP as our independent registered public accounting firm.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL 3)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are seeking an advisory vote from our stockholders to approve our named executive officer compensation, as discussed in the sections of this proxy statement titled “Compensation Discussion and Analysis “ and “Executive Compensation.”

As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a highly qualified management team and to appropriately reward individual contributions to the achievement of our strategic goals. We believe this approach establishes a solid alignment of our executives’ and stockholders’ interests. For example:

•

We generally set total compensation levels for our named executive officers at the median level of compensation paid to comparable executives of our peers, with the base salary component set lower than the cash compensation paid to such comparable executives.

•	A substantial amount of our annual cash incentive payments are based on Airgas’ performance against key financial metrics.

•

We emphasize “pay for performance” programs, placing a substantial portion of total direct compensation to our executive officers at risk. Those programs are designed to reward superior performance and long-term enhancement of stockholder values.

•	Our equity-based awards vest over a long-term period.

•	Our named executive officers must achieve and maintain a designated level of ownership in Airgas stock, enhancing the link between creation of stockholder value and long-term incentive compensation.

Accordingly, our Board unanimously recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation paid to Airgas’ named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Although this vote is advisory and is not binding on Airgas, the Governance and Compensation Committee and the Board will take into account the outcome of the vote when considering future executive compensation decisions.

Vote Required

Approval of this advisory vote requires the affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy at the Annual Meeting.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the resolution above to approve our named executive officer compensation.

ADVISORY VOTE ON FREQUENCY OF FUTURE

ADVISORY VOTES ON EXECUTIVE COMPENSATION

(PROPOSAL 4)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, our Board of Directors has determined that holding an advisory vote on executive compensation annually is the most appropriate policy for Airgas at this time, and recommends that stockholders vote for Airgas to hold annual advisory votes on executive compensation. While Airgas’ executive compensation programs are designed to promote a long-term connection between pay and performance, our Board of Directors recognizes that executive compensation disclosures are made annually. We believe that an annual advisory vote on executive compensation can provide timely feedback on our executive compensation arrangements, plans, programs and policies.

You may elect to have the vote held annually, every two years or every three years, or you may abstain. You are not voting to approve or disapprove the Board’s recommendation. The vote is advisory and non-binding. The option receiving the highest number of votes cast by stockholders will be considered the frequency for the advisory vote on future executive compensation preferred by our stockholders. The Governance and Compensation Committee and the Board will consider our stockholders’ preference as reflected in the vote on this proposal, along with other relevant factors, when determining the frequency of future advisory votes on executive compensation.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the option of one year for the frequency of an advisory vote to approve named executive officer compensation.

STOCKHOLDER PROPOSALS FOR

NEXT ANNUAL MEETING

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

Under the rules of the SEC, if a stockholder wants to submit a proposal for inclusion in the proxy statement and presentation at the 2012 Annual Meeting, the proposal must be received by us, attention: Robert H. Young, Jr., Secretary, at our principal offices, by March 22, 2012.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

For any proposal, including a nomination for election to the Board of Directors, that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2012 Annual Meeting, our By-Laws require, and the SEC rules permit, that the proposal be received at our principal executive offices not earlier than May 1, 2012 and not later than May 31, 2012. However, if the date of the Annual Meeting is more than 30 days before or more than 60 days after August 29, 2012, the notice must be received not earlier than 120 days before the Annual Meeting and not later than the later of 90 days before the Annual Meeting or the 10th day following public announcement of the date of the meeting. Our By-Laws also provide that the notice must contain certain information regarding the proposal and the nomination.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

No director of Airgas, Inc. (the “Company”) will be considered “independent” unless the board of directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). When making “independence” determinations, the Board broadly considers all relevant facts and circumstances, as well as any other rules, interpretations and considerations of the New York Stock Exchange (“NYSE”), or any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. The Board has established the following standards, based upon those set forth in the NYSE Listing Standards, to assist it in determining director independence. These standards shall be interpreted in accordance with interpretations of the NYSE Listing Standards.

A director will not be independent if:

•	the director is a current partner or employee of the Company’s independent auditor;

•	an immediate family member of the director is a current partner of the Company’s independent auditor; or

•	an immediate family member of the director is a current employee of the Company’s independent auditor and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

A director will not be independent if within the preceding three years:

•	the director was employed by the Company;

•	an immediate family member of the director was employed by the Company as an executive officer;

•

the director, or an immediate family member of the director, received more than $100,000 per year in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company);

•	the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years;

•	an immediate family member of the director was (but is not currently) a partner with or employed by the Company’s independent auditor and worked on the Company’s audit within such three years; or

•

an executive officer of the Company was on the compensation committee of the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer.

None of the following relationships shall disqualify any director or nominee from being considered “independent” and such relationships shall be deemed to be immaterial relationships with the Company:

•

a director is a current employee, or a director’s immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, did not exceed the greater of (a) $1,000,000 or (b) 2% of such other company’s consolidated gross revenues;

•

a director or a director’s immediate family member is an executive officer of another company in which the Company owns a common stock interest, and the amount of the common stock interest is less than 5% of the total shareholders’ equity of the company for which the director serves as an executive officer; or

•

a director or a director’s immediate family member serves as an officer, director or trustee of a tax exempt organization, and the Company’s contributions to the organization in any single fiscal year are less than the greater of (a) $1,000,000 or (b) 2% of that organization’s gross revenues.

A-1

AIRGAS, INC. ATTN: INVESTOR RELATIONS 259 N. RADNOR-CHESTER RD SUITE 100 RADNOR, PA 19087 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M37731-P15212 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AIRGAS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote number(s) of the nominee(s) on the line below. FOR the following: 1. Election of Directors 0 0 0 Nominees: 01) Peter McCausland 02) Lee M. Thomas 03) John C. van Roden, Jr. 04) Ellen C. Wolf The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2. Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm. 0 0 0 3. Advisory vote on executive compensation. 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 Year 2 Years 3 Years Abstain 4. Advisory vote on the frequency of future advisory votes on executive compensation. 0 0 0 0 NOTE: In their discretion, vote upon such other matters as may properly come before the Meeting. For address changes/comments, mark here. 0 (see reverse for instructions) Please indicate if you plan to attend this meeting. 0 0 Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M37732-P15212 AIRGAS, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF AIRGAS, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 29, 2011 The undersigned holder of Common Stock of Airgas, Inc. hereby appoints Robert H. Young, Jr. and Robert M. McLaughlin, and each of them, as proxies, with powers of substitution in each, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at 11:00 a.m. on August 29, 2011, at the Independence Seaport Museum, 211 S. Columbus Boulevard, Philadelphia, Pennsylvania, and at all postponements and adjournments thereof, as designated on the reverse side of this proxy, the number of shares which the undersigned would be entitled to vote if then personally present, and in their discretion upon such other business as may come before the Meeting. If the undersigned is a participant in the Airgas, Inc. 401(k) Plan and has a portion of his interest in the plan invested in Airgas Common Stock, the undersigned also instructs the trustee of the trust to vote the shares attributable to the undersigned’s interest in the same manner shown on this proxy and in the discretion of the trustee upon such other business as may come before the Meeting, and if no instructions are given, the trustee will vote the shares in the same proportions as the shares for which voting instructions have been received. SHARES WILL BE VOTED AS INSTRUCTED, BUT IF NO INSTRUCTION IS GIVEN, SHARES WILL BE VOTED (I) “FOR” ALL THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, (II) “FOR” PROPOSALS 2 AND 3, (III) “FOR” “ONE YEAR” IN PROPOSAL 4 AND (IV) IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING. The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Stockholders and the Proxy Statement of the Board of Directors. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side